Exhibit 2.1

JOKI HOLDING AG

and

INVITEL TÁVKÖZLÉSI SZOLGÁLTATÓ ZRT.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase

of a majority of the issued share capital of

MEMOREX TELEX COMMUNICATIONS AG

20 December 2007

SCHEDULES REFERRED TO IN THIS AGREEMENT

Description
SCHEDULE 1	SELLER'S WARRANTIES
SCHEDULE 2	LIMITATIONS ON LIABILITY
SCHEDULE 3	PURCHASER WARRANTIES
SCHEDULE 4	CONDUCT OF THE TARGET COMPANIES PRE-CLOSING
SCHEDULE 5	CLOSING ARRANGEMENTS
Part A:	Seller Obligations
Part B:	Purchaser Obligations
Part C:	General
SCHEDULE 6	PERMITTED LEAKAGE
SCHEDULE 7	DEFINITIONS AND INTERPRETATIONS
SCHEDULE 8	INFORMATION ON TARGET COMPANIES
Part A:	Details of the Company
Part B:	Details of the subsidiaries of the Company
SCHEDULE 9	OWNED IP*
SCHEDULE 10	PROPERTIES*
SCHEDULE 11	KEY MANAGERS*
SCHEDULE 12	CONTRACT AND PERMITS WITH CHANGE OF CONTROL PROVISION*
SCHEDULE 13	LETTER OF NOTIFICATION OF CHANGE OF CONTROL*
SCHEDULE 14	VODAFONE AMENDMENT*

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

Description	Exhibit
47,10 NORTH SPA	A

BUSINESS PLAN	B*

DESIGNATED SHAREHOLDERS SPA	C*

HOLDBACK ESCROW AGREEMENT	D

NON-COMPETE AGREEMENT	E

DATA ROOM INDEX	F*

*	THE REGISTRANT HAS OMITTED THE CONTENTS OF CERTAIN SCHEDULES AND EXHIBITS FROM THE SEC FILING. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT TO THE COMMISSION UPON REQUEST.

AGREEMENT

dated 20 December 2007

PARTIES:

1.	JOKI Holding AG	A company constituted under Swiss Law, registered with the commercial register of Kanton Zug under firm no. CH-020.3.005.028-9, with its seat in Zug and business address at Neugasse 7, 6300 Zug, Switzerland
(the Seller)

2.	Invitel Távközlési Szolgáltató Zrt.	A company constituted under Hungarian Law, registered under firm no. Cg. 13-10-040575 , with its seat in Budaörs and business address at Puskás Tivadar u. 8-10., 2040 Budaörs, Hungary
(the Purchaser)

(each a Party and together the Parties)

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 7.

IT IS AGREED:

1. SALE AND PURCHASE

1.1 The Seller shall sell, and the Purchaser shall purchase, subject to the terms and conditions of this Agreement, the Closing Sale Shares at Closing with all rights then attaching to them, including the right to receive all distributions and dividends declared, paid or made in respect of the Closing Sale Shares on and after Closing.

1.2 The Seller has the right to transfer legal and beneficial title to the Closing Sale Shares and acknowledges that the agreement of the Purchaser to acquire such Shares hereunder is conditional upon all of the Closing Sale Shares being transferred to it at Closing subject to the terms and conditions of this Agreement.

1.3 The Closing Sale Shares shall be sold, purchased and transferred at Closing free from all Encumbrances other than the BAWAG Pledge.

2. PRICE

2.1 The price payable for the Closing Sale Shares (the Acquisition Price) shall be EUR 30,300,600 (thirty million three hundred thousand and six hundred Euros).

2.2 On Closing, and subject to the satisfaction or waiver (by the Party or Parties entitled to such waiver) of all Conditions Precedent and concurrently with the occurrence of the closing events provided under Schedule 5, the Purchaser shall pay:

(a)	EUR 11,268,117.81 (eleven million two hundred sixty-eight thousand one hundred seventeen Euros and eighty-one Cents) to the Seller, representing the Closing Purchase Price;

(b)	EUR 3,125,025.50 (three million one hundred twenty-five thousand twenty-five Euros and fifty Cents) to 47,10 North, representing the 47,10 North Share Purchase Price and in order to satisfy the Seller’s payment obligation under the 47,10 North SPA;

(c)	EUR 997,876.53 (nine hundred ninety-seven thousand eight hundred seventy-six Euros and fifty-three Cents) representing the Designated Shareholders Purchase Price and in order to satisfy the Seller’s payment obligation under the Designated Shareholders SPA;

(d)	EUR 12,120,240 (twelve million one hundred twenty thousand two hundred forty Euros) to the Holdback Escrow Agent representing the Holdback Escrow Amount to be held and released in accordance with the terms and conditions of the Holdback Escrow Agreement;

(e)	EUR 1,750,000 (one million seven hundred and fifty thousand Euros) to the Company in order to satisfy the Seller’s payment obligation towards the Company under the Joki Loans; and

(f)	EUR 1,039,340.16 (one million thirty-nine thousand three hundred and forty Euros and 16 Cents) to the Company, representing an amount equivalent to the SH Loans in order to satisfy the payment obligations of certain shareholders towards the Company under the SH Loans and an obligation of the Seller towards such shareholders to procure the repayment of the SH Loans.

2.3 Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall be deemed to adjust the price paid for the Closing Sale Shares.

3. LOCK BOX ARRANGEMENTS

3.1 Other than any Permitted Leakage, the Seller covenants (for itself and as trustee for and on behalf of its Affiliates, including the Target Companies) to the Purchaser that from the Management Accounts Date until the Closing Date neither it nor any of its Affiliates has received, will receive, or has agreed or will agree to receive from any Target Company, and no Target Company has paid, entered into or made, will pay, enter into or make, or has agreed or will agree to pay, enter into or make, any Leakage or Benefit.

3.2 Other than any Permitted Leakage, from the Management Accounts Date until the Closing Date, no Target Company will pay, nor be or become obliged to pay any third party costs relating to the transaction contemplated by this Agreement.

3.3 In the event of a breach of any of the undertakings set out in this clause 3, the Seller shall reimburse the Purchaser on demand, on a Euro for Euro basis, in respect of any liabilities, losses, damages, costs and expenses (including reasonable legal expenses) arising out of such breach. For the avoidance of doubt, the Seller shall be liable to reimburse the Purchaser, as contemplated in this clause 3.3, if and to the extent that it has received any Leakage or Benefit

(other than Permitted Leakage) in breach of the undertakings set out in this clause 3 and the provisions of Schedule 2 shall not apply. Any and all claims for re-imbursement under this clause 3 shall be brought by the Purchaser no later than the date five (5) years after the Closing Date.

4. CONDITIONS TO CLOSING

4.1 Closing shall be conditional on the following Conditions Precedent having been fulfilled or waived on or before Closing in accordance with this Agreement:

(a)	unconditional clearance being received from the Antimonopoly Committee of Ukraine, the governmental agency of the Ukraine responsible for the control of economic concentrations and the granting of approvals for acquisition of control in Ukrainian businesses pursuant to the law of the Ukraine “On the Protection of Economic Competition”, of the transaction contemplated by this Agreement;

(b)	the Seller shall have presented originals or notarised copies of the executed share purchase agreement in the Agreed Form and any related agreements between the Seller and the Designated Shareholders for the purchase and transfer of the full ownership of the Shares held by the Designated Shareholders (except for nine thousand one hundred (9,100) Shares held by Mr. Helmut Mayerhofer) for the Designated Shareholders Purchase Price, subject only to Closing in compliance with clause 2.2(c) above (the Designated Shareholders SPA), as well as copies of the corresponding share certificates;

(c)	the Seller shall have presented an original or notarised copy of the executed share purchase agreement in the Agreed Form between the Seller and 47,10 North for the purchase and transfer of the full ownership of the Shares held by 47,10 North for the 47,10 North Share Purchase Price, subject only to Closing in compliance with clause 2.2(b) above (the 47,10 North SPA), as well as copies of the corresponding share certificates;

(d)	the Seller shall have provided the Purchaser with evidence satisfactory to the Purchaser that, with respect to the Contracts listed in clauses 9 and 11 through (and including) 13 and 15 through (and including) 17 of Schedule 12 which contain a right to amend, accelerate or terminate (or automatic amendment, acceleration, prepayment, redemption or termination of) the Contract or Permit (or rights and obligations thereunder) where there is a change in the direct or indirect shareholders of the Company or any Target Company, the relevant counterparty or authority has been notified by the Seller of the potential change in the direct or indirect shareholders of such Company or Target Company and has provided written confirmation, in the form set out in Schedule 13, that it consents to such change of direct or indirect shareholders and waives its right to amend, accelerate or terminate (or automatic amendment, acceleration, prepayment, redemption or termination of) such Contract or Permit (or rights and obligations thereunder) as a result of such change of direct or indirect shareholders;

(e)

the Seller shall have provided the Purchaser with (i) an amendment agreement with respect to the Vodafone Contract, confirming the ability of Memorex Turkey to sell capacity to third parties in the form substantially set out in Schedule 14 (the Vodafone Amendment), and (ii) an agreement, in a form reasonably acceptable to the Purchaser, pursuant to which Vodafone (a) consents to the change of indirect shareholders of Memorex Turkey, as contemplated by this Agreement, (b) waives its right to amend, accelerate or terminate (or automatic amendment, acceleration, prepayment, redemption or termination of) the Vodafone Contract (or rights and obligations thereunder) as a result of such change of indirect shareholders of Memorex Turkey, (b) confirms the extensions (including milestones) set out in the Vodafone minutes of a meeting on 23 November 2007 presented to the Purchaser , and (c) waives its right to claim for any damages or payments against Memorex Turkey pursuant to the Vodafone Contract resulting out of or in connection with any delays in the timetable (including milestones) for the construction of the network as required by the Vodafone Contract until the date of this Agreement (the Vodafone Waiver);

(f)	the Seller shall have provided the Purchaser with an amendment to the option agreement between and the Company dated 20 January 2006, in a form reasonably acceptable to the Purchaser, and clarifying the subject and price of the option, being the shares corresponding to 5 % of the entire share capital of Memorex Turkey held by as set out in Schedule 8 and the price being the nominal value of the shares;

(g)	the Non-Compete Agreement in the Agreed Form shall have been signed by the Company and Mr. Helmut Mayerhofer and shall remain in full force and effect;

(h)	the Fair Disclosure to the Purchaser and termination (without any penalty or other liability resulting thereby to any Target Company) of all agreements and obligations between any Target Company and either any Affiliate of the Seller or any Related Party, other than the loans covered under clause 16.3 and employment agreements or other agreements similar in nature having the same purpose;

(i)	the Holdback Escrow Agreement in the Agreed Form shall have been signed by the parties thereto and shall remain in full force and effect, and all other obligations under the Holdback Escrow Agreement to be fulfilled prior to Closing shall have been fulfilled;

(j)	the Seller and the Target Companies shall have complied with all Interim Period Covenants in all material respects;

(k)	no Material Adverse Change shall have occurred in respect of the Target Companies between the Management Accounts Date and Closing; and

(l)	the Seller shall have provided the Purchaser with a termination and settlement agreement, in a form reasonably satisfactory to the Purchaser, in which the framework agreement by and between the Company and United Telecom Georgia (UTG) dated 26 September 2007 regarding the provision of, among other things, dark fiber and bandwidth services (the UTG Contract) is terminated by mutual consent of the parties thereto without any liability whatsoever to any Target Company.

Of the above Conditions, the Condition listed in paragraph (a) is referred to as the Purchaser Condition.

4.2 The Purchaser shall, at its own cost, use all reasonable endeavours to ensure that the Purchaser Condition is fulfilled promptly after the date of this Agreement (including making the appropriate notification to the Antimonopoly Committee of Ukraine within four (4) Business Days of the date of this Agreement). The Purchaser shall have primary responsibility for obtaining such consent and shall take all steps necessary for that purpose In addition, the Purchaser shall:

(a)	promptly notify the Seller (and provide copies or, in the case of non-written communications, details) of any communications with the Antimonopoly Committee of Ukraine relating to such consent; and

(b)	regularly review with the Seller the progress of such notification with a view to obtaining clearance from the Antimonopoly Committee of Ukraine at the earliest reasonable opportunity.

4.3 The Seller shall provide (and shall cause the Company to provide) promptly to the Purchaser and the Antimonopoly Committee of Ukraine any necessary information and documents reasonably required for the purpose of making the aforementioned notification.

4.4 The Parties shall use their reasonable endeavours (which on the part of the Seller includes giving appropriate instructions to the Company) to ensure that all Conditions Precedent will be timely fulfilled and shall fully co-operate with each other to the extent reasonably required in order to fully effectuate the transactions contemplated herein.

4.5 Without prejudice to clause 4.4, the Seller and the Purchaser shall fully co-operate and use all reasonable endeavours necessary to ensure that the Conditions Precedent in clauses 4.1(d) and (e) are fulfilled promptly after the date of this Agreement, it being understood that the entire responsibility for the fulfilment of such Conditions Precedent shall lie with the Seller and that any assistance provided by the Purchaser shall not be construed as a waiver of the fulfilment thereof. The Seller shall consult with and keep the Purchaser fully informed of its progress and actions in this regard.

4.6 The Conditions Precedent in clauses 4.1(a), (d), (e) and (i) may only be waived by the written agreement of the Seller and the Purchaser. All other Conditions Precedent may be waived by written notice from the Purchaser.

4.7 The Seller and the Purchaser shall each notify the other promptly upon becoming aware that any of the Conditions Precedent has been fulfilled. The first Business Day on or by which all Conditions Precedent have been fulfilled (or waived in accordance with clause 4.6) except for the Conditions Precedent (or parts thereof) that are to be fulfilled as of Closing, is the Unconditional Date.

4.8 If the Unconditional Date has not occurred on or before the Closing Drop Dead Date, this Agreement shall automatically terminate (other than the Surviving Provisions). In such event, neither Party (nor any of its Affiliates) shall have any claim under this Agreement of any nature whatsoever against the other Party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions. However, should the Unconditional Date not have occurred as a result of (i) the gross negligence or wilful misconduct of either Party, the defaulting Party shall indemnify the other Party against all its accrued costs and expenses (including advisory and legal fees) incurred in connection with the transaction contemplated herein, or (ii) the Seller not having provided the Purchaser with written confirmation, in the form set out in Schedule 13, with respect to any of the Material Consent Contracts, the Seller shall pay to the Purchaser liquidated damages in the amount of EUR 1,500,000 (one million five hundred thousand Euros) or (iii) the Seller not having delivered the Vodafone Amendment and/or the Vodafone Waiver, the Seller shall pay to the Purchaser liquidated damages in the amount of EUR 1,500,000 (one million five hundred thousand Euros).

5. PRE-CLOSING SELLER UNDERTAKINGS

5.1 From the date of this Agreement until Closing, the Seller shall (except as may be approved by the Purchaser in writing) ensure that the business of each Target Company is carried on only in the ordinary course of business and each Target Company shall comply with the Interim Period Covenants set out in Schedule 4.

5.2 The Seller shall, and shall procure that the Company and 47,10 North shall, provide to the Purchaser all such assistance as it may reasonably require to enable it to facilitate the repayment of any Indebtedness (including the BAWAG Facility) and the release of any related security (including the BAWAG Pledge) at or immediately after Closing.

5.3 Upon reasonable request by the Purchaser, the Seller shall use its reasonable endeavours to procure that prior to Closing, the Purchaser is provided with evidence satisfactory to the Purchaser that, with respect to the Contracts or Permits as described in Schedule 12 – except for the Contracts listed under clause 9 and 11 through (and including) 13 and 15 through (and including) 17 of Schedule 12 – which contain a right to amend, accelerate or terminate (or automatic amendment, acceleration, prepayment, redemption or termination of) the Contract or Permit (or rights and obligations thereunder) where there is a change in the direct or indirect shareholders of the Company or any Target Company, the relevant counterparty or authority has been notified by the Seller of the potential change in the direct or indirect shareholders of such Company or Target Company and has provided written confirmation, in the form set out in Schedule 13, that it consents to such change of direct or indirect shareholders and waives its right to amend, accelerate or terminate (or automatic amendment, acceleration, prepayment, redemption or termination of) such Contract or Permit (or rights and obligations thereunder) as a result of such change of direct or indirect shareholders.

6. CLOSING

6.1 Closing shall take place at the Vienna offices of the Seller’s lawyers on the fifth (5th) Business Day after the Unconditional Date, and in any event, prior to the Closing Drop Dead Date, provided that all Conditions Precedent have been fulfilled and remain fulfilled by such date, or on such other date as the Parties may agree (the Closing Date).

6.2 At Closing, the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates (as the case may be) in Schedule 5.

7. SELLER WARRANTIES

The Seller warrants to the Purchaser as at the date of this Agreement that the Seller’s Warranties are true and accurate. The Seller’s Warranties are given subject to the limitations set out in Schedule 2. Unless a Seller’s Warranty explicitly refers to the date of this Agreement or some other date, the Seller shall be deemed to warrant to the Purchaser that the Seller’s Warranties are true and accurate immediately before Closing.

8. PURCHASER WARRANTIES

8.1 The Purchaser warrants to the Seller as at the date of this Agreement that the warranties set out in Schedule 3 are true and accurate. The Purchaser shall be deemed to warrant to the Seller that the warranties set out in Schedule 3 are true and accurate immediately before Closing.

8.2 The Seller may deliver to the Purchaser prior to Closing an update to the Disclosure Letter that shall be the basis for disclosure against the Seller’s Warranties repeated immediately before Closing with the understanding that (i) such updated disclosures may only be made with respect to facts or events having occurred between the date of this Agreement and Closing (and excluding any wilful breach by the Seller) and (ii) no such supplement or amendment to the Disclosure Letter shall be deemed to cure any breach of any representation or warranty made as of the date of this Agreement, or to exclude any breach occurring between the date of this Agreement and Closing or any breach resulting from wilful misconduct of the Seller or from the taking of any actions referred to in Schedule 4 by a Target Company, and that the acceptance of any amendment or supplement to the Disclosure Letter shall be without prejudice to the rights of the Purchaser to claim for any misrepresentation or breach of Warranty made as at the date of this Agreement or of any Interim Period Covenant.

9. SELLER INDEMNITIES

9.1 As a separate and independent obligation and (expect as specified below) subject to the limitations set out in Schedule 2 except for clauses 5 and 14 of Schedule 2, the Seller undertakes to indemnify, and to keep indemnified, the Purchaser and the Target Companies against all Losses which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following:

(a)	all liabilities for any unpaid Taxes of any of the Target Companies in any jurisdiction, including but not limited to, Austrian Stamp Duty and any liability for unpaid Taxes associated with a presence in any jurisdiction, whether in the form of a permanent establishment or otherwise, of a Target Company, and all unpaid liabilities arising out of any breach of transfer pricing Laws that may arise in connection with loans or other services between any Target Company and either any other Target Company or the Seller or any of its Affiliates, in each case to the extent such Taxes apply to any period prior to Closing; provided, however that this tax indemnity shall not apply to up to EUR 1,600,000 (one million six hundred thousand Euros) in corporate income taxes of the Target Companies applicable to tax years ending in 2007 or 2008 to the extent that such taxes are due and payable (without the filing of any filing or payment extensions) after the Closing Date;

(b)	any failure of a shareholder of the Company, or person (both actual and legal) that is an Affiliate of or connected to a shareholder of the Company, to repay in full all monies loaned to them by the Company;

(c)	any penalty, fee or other payment due, which would not otherwise be payable (which, for the avoidance of doubt, shall exclude any principal and interest other than default interest under any Indebtedness) as a result of (i) the change of direct or indirect shareholders contemplated hereby or (ii) a breach by any Target Company of its obligations or default under any Indebtedness in relation to facts, matters or circumstances existing on or prior to Closing, provided, however, that the foregoing shall not apply to any penalty, fee or other payment due in relation to any Indebtedness (x) for which the Purchaser arranges for voluntary prepayment at the Closing or (y) arising from a Contract notified to the Seller pursuant to clause 5.3 above after the date falling ten (10) Business Days of the date of this Agreement; and provided further that (A) no indemnity shall apply to the contracts listed in clause 14 of Schedule 12 if neither the Purchaser nor the Company repays the relevant Indebtedness at or shortly after Closing and (B) if the Indebtedness outstanding under the contracts listed in clause 14 of Schedule 12 are prematurely repaid at or shortly after Closing the indemnity relating to such contracts shall only apply for amounts exceeding EUR 690,000 (six hundred ninety thousand Euros) – it being understood that the amount of EUR 690,000 (six hundred ninety thousand Euros) is already factored into the Acquisition Price;

(d)	notwithstanding anything to the contrary in this Agreement, all penalties, fees and other payments in excess of EUR 530,000 (five hundred thirty thousand Euros) in the aggregate due, which would not otherwise be payable (which, for the avoidance of doubt, shall exclude any principal and interest other than default interest under any Indebtedness) as a result of the prepayment of the Prepaid Loans at or shortly after Closing; provided, however, that the limitations set out in Schedule 2 shall not apply to this Clause 9.1(d);

(e)	any claim or litigation in connection with the following events or circumstances:

(i)	all Losses arising from any claim against the Company made by and/or the , as well as any person (both natural and legal) connected to these two Persons, in each case on the basis of facts, matters or circumstances existing on or prior to Closing;

(ii)	all Losses arising from any claim against the Company made by on the basis of facts, matters or circumstances existing on or prior to Closing;

(iii)	all Losses arising from any claim against the Company made by on the basis of facts, matters or circumstances existing on or prior to Closing;

(iv)	all Losses arising from (a) any claim for breach of contract, or the termination of, the Vodafone Contract, as may be amended pursuant to the Vodafone Amendment (or any Purchase Orders made thereunder) or the Vodafone Waiver, on the basis of facts, matters or circumstances existing on or prior to Closing or (b) the inability of the Company to sell capacity to third parties as a result of the Vodafone Contract (but only if the Vodafone Amendment was not signed and the Condition Precedent in clause 4.1(e)(i) was waived by the Parties);

(v)	all Losses arising from any claim for breach of contract or the termination of the UTG Contract howsoever arising (but only if the termination and settlement agreement referred to in clause 4.1(f) was not signed and such Condition Precedent was waived by the Purchaser);

(vi)	50% of all Losses arising from (i) any challenges to the title and rights of the Company or any relevant Target Company in relation to its ownership or operation of any part of the Network (including the IRUs) which arise during the period prior to the Initial Claims Expiry Date or (ii) the non-performance (whether absolute or partial) of the Network during the period commencing on the Closing Date and ending on the date three (3) months thereafter, provided that in each case the Seller shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act or omission carried out by the Purchaser or any of the Target Companies (or its respective directors, employees or agents or successors in title) which is materially inconsistent with the ordinary and usual course of business of a Target Company as now conducted or as contemplated to be conducted for the relevant period in the Business Plan (other than if required by applicable law); and

(f)	the inability of the Target Companies, within one hundred and twenty (120) days of the Closing Date, to collect at least 95% of the aggregate total sum of receivables (i) exceeding in each case EUR 75,000 (seventy-five thousand Euros), and (ii) set out in the list of receivables dated 10 December 2007 and attached to the Disclosure Letter as Schedule ./C (but excluding any and all receivables arising under the UTG Contract) and (iii) not identified as doubtful in the list of receivables set out in (ii).

9.2 Without restricting the rights of the Purchaser or its ability to claim damages on any basis, in the event that any of the Seller’s Warranties or covenants of the Seller hereunder is breached, the Seller covenants to pay to the Purchaser or, at the Purchaser’s direction, to the relevant Target Company, an amount equal to:

(a)	the amounts by which the value of all assets, contracts and profits of any Target Company are reduced;

(b)	the amount of any liability or increase in liability of any Target Company and its Losses or increase in Losses; and

(c)	an amount equal to all costs and expenses incurred directly or indirectly by the Purchaser or any Target Company,

in each case, as a result of such Seller’s Warranty or covenant being breached and provided that the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances.

9.3 Any payment of Losses in respect of a claim under this clause 9 shall be increased so as to include any amount necessary to ensure that, after any Taxation of the payment, the recipient is left with the same amount it would have had if the payment was not subject to Taxation.

10. NOTIFICATION OF CLAIMS;

CONDUCT OF PURCHASER CLAIMS

10.1 Each Party agrees to notify the other Party promptly upon becoming aware of any act, omission, event or circumstance that does or could reasonably be expected to constitute a breach of any covenant or warranty given under this Agreement or that results or could reasonably be expected to result in a payment under clause 9 of this Agreement.

10.2 If the Purchaser becomes aware of any claim or potential claim by a third party against a Target Company or the Purchaser (a Third Party Claim), or of any other matter or circumstance, which could reasonably be expected to result in a Claim being made against a Target Company or the Purchaser, the Purchaser shall:

(a)	promptly (and in any event within ten (10) Business Days of becoming aware of it but not later than required to enable the Seller to prepare reasonably for any defence actions that might be required in relation thereto) give notice of the Third Party Claim or other matter or circumstance to the Seller and ensure that the Seller and their representatives are given all reasonable information and facilities to investigate it; provided, however, that failure to notify the Seller will not relieve the Seller of any liability that it may have in respect of the Third Party Claim, except to the extent that the Seller demonstrates that the adequate defence of such action, including the reasonable time to prepare therefor, is materially prejudiced by the failure to give such notice;

(b)	not (and ensure that each of the Target Companies shall not) admit liability or make any agreement, settlement or compromise in relation to the Third Party Claim without prior written approval of the Seller, which shall not be unreasonably withheld;

(c)	(subject to the Purchaser being indemnified by the Seller against all reasonable out of pocket costs and expenses incurred in respect of that Third Party Claim, and subject to the Purchaser’s reasonable judgment that an unfavourable outcome of such Third Party Claim could not reasonably be expected to have a material adverse effect on the Target Companies (taken as a whole) and could not reasonably be expected to materially prejudice the business, reputation or standing of the Purchaser of the Target Companies or their relationships with customers, suppliers and other third parties that are material to the Purchaser’s or the Target Companies’ businesses) ensure that it shall:

(i)	take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)	allow the Seller (if it elects to do so) to the extent that the Third Party Claim is for monetary damages only, to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)	provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

11. RESCISSION AND TERMINATION

11.1 Except as provided for in this clause 11, the Parties shall not be entitled to rescind or terminate this Agreement unless expressly agreed to between the Parties in writing.

11.2 If either Party fails or is unable to perform any of its material obligations required to be performed by it at Closing pursuant to clause 6 or otherwise, the other Party shall not be obliged to complete the sale and purchase of the Closing Sale Shares and may, in its absolute discretion and without prejudice to any other remedies it may have, by written notice to the first mentioned Party at the time Closing would otherwise be due to take place:

(a)	terminate this Agreement; or

(b)	elect to defer the completion of the Proposed Transaction by not less than three (3) and not more than twenty (20) Business Days to such other date as it may specify in such notice, in which event the provisions of clause 11.2(a) (but not this clause 11.2(b)) shall apply, mutatis mutandis, if either Party fails or is unable to perform any of its material obligations on such other date.

11.3 The Purchaser may terminate this Agreement by written notice at or prior to the time Closing would otherwise be due to take place, without prejudice to the accrued rights and obligations of the Parties, upon:

(a)	a Material Adverse Change; or

(b)	a breach of any Seller Warranty or a breach of any of the Interim Period Covenants set out in Schedule 4 which is material in the context of the Target Companies taken as a whole and in each case occurring prior to Closing.

11.4 If a Party terminates this Agreement pursuant to the terms hereof, each Party’s further rights and obligations shall cease immediately on termination, but termination shall not affect a Party’s rights and obligations accrued prior to or at the date of termination including any right to claim for Losses.

12. PAYMENTS

12.1 Any payment to be made pursuant to this Agreement to the Seller by the Purchaser shall be made to the Seller’s Bank Account. Any payment to be made pursuant to this Agreement to 47,10 North by the Purchaser, shall be made to the 47,10 North Bank Account. Any payment to be made pursuant to this Agreement to the Designated Shareholders by the Purchaser shall be made to the respective Designated Shareholders Bank Accounts.

12.2 Any payment to be made pursuant to this Agreement to the Purchaser by the Seller, shall be made to the Purchaser’s Bank Account.

12.3 Payments under clause 12.1 and 12.2 shall be transferred in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation, provided that for the purpose of Closing the Purchaser shall merely be obliged to present the certified confirmations described in Schedule 5.

12.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

13. ANNOUNCEMENTS

13.1 The Seller and the Purchaser shall agree on any announcement to be made in connection with the existence or subject matter of this Agreement (or any other Transaction Document) and no such announcement shall be made without the prior written approval of the other.

13.2 The restriction in clause 13.1 shall not apply to the extent that the announcement or circular is required by Law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, or to restrict the disclosure of the contents of this Agreement to the Affiliates of the Purchaser (provided that such Affiliates shall observe the same level of confidentiality), whether or not the requirement has the force of Law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable endeavours to consult with the other Party in advance as to its form, content and timing. In this connection, the Seller acknowledges that the Purchaser is an Affiliate of a corporation listed with the American Stock Exchange in the United States and of companies that are issuers of publicly-traded bonds.

14. CONFIDENTIALITY

14.1 For the purposes of this clause 14:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller or, prior to Closing, any of the Target Companies; or

(ii)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents and includes written information and information transferred or obtained orally, visually, electronically or by any other means; and

(b)	Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

14.2 The Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 14 permits or (ii) as the other Party approves in writing.

14.3 Clause 14.2 shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by Law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing Party shall use reasonable endeavours to first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault (or that of its Representatives);

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

14.4 The Seller and the Purchaser undertakes that they (and their Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

14.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)	return to the Seller all written documents and other materials relating to the Seller, any Target Company or this Agreement (including any Confidential Information) which the Seller (or their Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device provided, however, that notwithstanding the foregoing, external counsel to the Purchaser may retain one copy of any Confidential Information on behalf of the Purchaser solely for the purpose of the defence of the rights and obligations of the Purchaser under this Agreement and the professional advisers or consultants to the Purchaser, its representatives or its bankers may retain their notes, working papers and reports for the purposes of their professional records, in each case, subject to (i) the confidentiality obligations imposed by this Agreement continuing to apply, (ii) the professional duties and obligations regarding confidentiality to which those professional advisers and consultants are subject and (iii) such external counsel and those professional advisers and consultants not making the same available (directly or indirectly) to the Purchaser or its Affiliates.

15. ASSIGNMENT

15.1 Unless the Seller and the Purchaser specifically agree in writing, no Party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement, nor grant, declare, create or dispose of any right or interest in it; provided, however, that in order to secure amounts owed to the lenders of the Purchaser or its Affiliates, the Purchaser may upon notice to the Seller assign, transfer or create any security interest in any claims of the Purchaser under this Agreement in favour of such lenders. Any purported assignment in contravention of this clause 15 shall be void.

16. FURTHER ASSURANCES

16.1 The Seller and the Purchaser shall, from and after the Closing Date, promptly execute (or procure the execution of) such further documents as may be required by Law or be necessary to fully implement and give effect to the purpose and intent of this Agreement.

16.2 The Seller and the Purchaser shall procure that their respective Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

16.3 The Seller agrees to procure repayment in full of the Buss Loans made by the Company within five (5) Business Days after Closing. If at the end of the five (5) Business Day period, the Buss Loans have not been repaid to the Company, the Seller shall pay to the Company, as repayment of the Buss Loans, the aggregate amount outstanding under these loans and until such amount has been paid to the Company the Purchaser shall not be required to indemnify Mr. Reiner Buss (or his estate or heirs) pursuant to clause 16.4.

16.4 The Purchaser shall use reasonable endeavours to procure that, as soon as practicable after the Closing, the obligations of                                  and                                  (or his estate or heirs) under the Personal Commitments are either terminated or assigned and transferred to the Purchaser or one of its Affiliates. In the event that the Purchaser is unable to procure any such termination or assignment and transfer or if either of                                  or                                  (or his estate or heirs) otherwise becomes liable under the Personal Commitments, the Purchaser agrees to indemnify and keep indemnified                                  and/or                                  (or his estate or heirs) (as appropriate) from and against all Losses which may be suffered or incurred by them and which arise directly or indirectly in connection with their valid and effective obligations under the Personal Commitments after the

Closing; provided, however that each of                                  and                                  (or his estate or heirs) shall not take any action with respect to any Personal Commitment (including any amendment or modification thereof or waiver of his rights thereunder) without the prior written consent of the Purchaser and shall take all actions with respect to any such Personal Commitment reasonably requested by the Purchaser.

16.5 The covenants and indemnities provided by the Purchaser in clause 16.4 shall not apply to any Personal Commitment which it amended or modified after the date of this Agreement without the prior written consent of the Purchaser or with respect to which                                  and/or                              (or his estate or heirs) has breached the provisions of Clause 16.4.

17. COSTS

17.1 Subject to clause 17.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for their own costs, charges and other expenses (including those of their respective Affiliates) incurred in connection with the Proposed Transaction.

17.2 The Purchaser or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents (other than the 47,10 North SPA and the Designated Shareholders SPA). The Seller shall not incur any such payment obligation. For the avoidance of doubt, the Purchaser shall not have any responsibility or liability for the payment of any income, capital gains, withholding or any other similar Taxes levied on the Seller, 47,10 North or the Designated Shareholders with respect to the Proposed Transaction or under any Transaction Documents and such Taxes shall be for the account of, and the sole responsibility of, the Seller, 47,10 North or the Designated Shareholders (as applicable).

18. NOTICES

18.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

18.2 The addresses and fax numbers of the Parties for the purpose of clause 18.1 are

Seller	Address:	Fax:

JOKI Holding AG	Neugasse 7, 6300 Zug, Switzerland

Attention: Verwaltungsrat

Copies to:	Address:	Fax:

Freshfields Bruckhaus Deringer	Seilergasse 16, A-1010 Vienna, Austria

Attention: Dr. Konrad Gröller

Purchaser	Address:	Fax:

Invitel Távközlési Szolgáltató Zrt.	Puskás Tivadar u. 8-10. 2040 Budaörs, Hungary

Attention: Chief Executive Officer

Copies to:	Address:	Fax:

Invitel Távközlési Szolgáltató Zrt.	Puskás Tivadar u. 8-10. 2040 Budaörs, Hungary

Attention: Chief Financial Officer

19. WHOLE AGREEMENT

This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the sale and purchase of the Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. This Agreement and the other Transaction Documents were negotiated through joint discussions and participation of the parties and shall be construed neither against nor in favour of any of them, but rather in accordance with the fair meaning thereof. If there is any conflict between the provisions of this Agreement and the provisions of any other Transaction Documents, the provisions of this Agreement shall govern, unless the Seller and the Purchaser are a party to such other agreement that expressly states that it overrides this Agreement in the relevant respect. It is agreed that:

(a)	no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by Law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Connected Persons) in relation to the Proposed Transaction provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 19 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that party or any of its Affiliates.

20. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

21. COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

22. VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

23. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable endeavours to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

24. THIRD PARTY ENFORCEMENT RIGHTS

24.1 The Connected Persons and the Target Companies specified in clauses 9 (Seller Indemnities), 16.4 (Further Assurances) and 19 (Whole Agreement) shall have the right to enforce the relevant terms of the clauses applicable to them by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to (i) the rights of the Parties to amend or vary this Agreement without the consent of any Connected Person and (ii) the other terms and conditions of this Agreement.

24.2 Except as provided in clause 24.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25. GOVERNING LAW AND JURISDICTION

25.1 This Agreement shall be governed by, and interpreted in accordance with, English Law.

25.2 All disputes arising in connection with this Agreement and all shall be finally settled in Geneva, Switzerland under the rules of conciliation and arbitration of the International Chamber of Commerce (ICC) in the English language by three (3) arbitrators appointed in accordance with said rules.

25.3 All reasonable attorney’s fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five (5) days after receipt of written demand from the prevailing party following the rendition of the written decision of the arbitration tribunal, or as otherwise ordered by the arbitration tribunal. On the application of such prevailing party before or after the initial decision of the arbitration tribunal, and proof of its attorneys’ fees and costs, the arbitration tribunal shall order the other party to the arbitration to make the payments provided for in the preceding sentence.

25.4 Any decision rendered by any arbitration tribunal pursuant to this clause shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The Parties specifically agree that any arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

25.5 Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in this clause, and the Parties stipulate that the provisions hereof shall be a complete defence to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute, other than any proceeding in any court for the enforcement of an arbitral award rendered in accordance with this clause 25. The provisions of this clause shall survive the termination or expiration of this Agreement.

25.6 Notwithstanding the terms of this clause or any contrary provisions in the ICC rules, at any time before and after a demand for arbitration is presented, the Parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The Parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this clause or infringe upon the powers of any arbitral panel.

SCHEDULE 1

SELLER WARRANTIES

1. THE SELLER AND THE SHARES

1.1 Authorisations, valid obligations, filings and consents.

(a)	The Seller has obtained all corporate authorisations and (other than to the extent provided in the Conditions Precedent) all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement.

(b)	Entry into and performance by the Seller of this Agreement and/or any Transaction Document to which the Seller is a party will not (i) breach any provision of the Seller’s or the Company’s articles of association, by-laws or equivalent constitutional documents or (ii) (subject to fulfilment of the Conditions) result in a breach of any Laws or regulations in the Seller’s or any Target Company’s jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would materially and adversely affect the Seller’s ability to enter into or perform the Seller’s obligations under this Agreement or result in a Material Adverse Change.

1.2 The Seller, the Shares and the Target Companies.

(a)	The Seller and each of the Target Companies are validly incorporated, in existence and duly registered under the Laws of its jurisdiction of incorporation. Each of the Target Companies has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the date of this Agreement.

(b)	The Closing Sale Shares represent 95.65 % of the total share capital of the Company. All the Closing Sale Shares are fully paid or properly credited as fully paid and the Seller is or will at Closing be (i) the sole legal and beneficial owner of the Closing Sale Shares free from all Encumbrances and (ii) entitled to transfer or procure the transfer of the Closing Sale Shares to the Purchaser on the terms of this Agreement.

(c)	The Shares constitute the whole of the issued share capital of the Company and neither the Seller nor any Target Company has entered into any agreement whereby any person (other than a Target Company) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or other interest in any Target Company.

(d)	The information on the Target Companies set out in Schedule 8 is accurate in all respects. All the issued shares in each Subsidiary are held by the Company free and clear of any Encumbrances.

(e)	The Company or any Target Company is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association (other than a recognised trade association) or party to any agreement or arrangement for sharing commissions or other income.

(f)	On Closing, the Seller shall be the legal and beneficial owner of three million four hundred and eighty one thousand, six hundred and sixty (3,481,660) Shares, including, other than 9,100 Shares held by Mr. Helmut Mayerhofer, all Shares held by 47,10 North and the Designated Shareholders at the date of this Agreement, and no such Shares shall be subject to any Encumbrance except for the BAWAG Pledge.

1.3 Other interests. No Target Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking (other than another Target Company).

2. INFORMATION

2.1 Information in this Agreement. The information set out in the Agreement, Exhibits and Schedules and all information contained in the Disclosure Letter are true and accurate. This warranty shall not extend to any information insofar as it amounts to a forecast or an expression of opinion, intention or expectation.

2.2 Data Room. The aggregate information placed by the Seller or on its behalf in the Data Room is true and not misleading in any material respect, taken as a whole.

3. FINANCIAL MATTERS

3.1 The Last Accounts. The Last Accounts give a true and fair view of the state of affairs of the Target Companies and their assets and liabilities as at the Last Accounts Date and of their results of operations and cash flows for the financial year ended on the Last Accounts Date, in accordance with IFRS consistently applied. To the best of the Seller’s knowledge, the Last Accounts make full provision or reserve for or disclose all material liabilities of the Target Companies (including material liabilities arising from the failure of any Target Company to comply with any Law).

3.2 Management Accounts. The Management Accounts have been prepared on a basis consistent with, and using the same accounting policies as used for, the Last Accounts and give a true and fair view, in all material respects, of the state of affairs of the Target Companies and their assets and liabilities as at the Management Accounts Date, and of their results of operation and cash flows for the financial year ended on the Management Accounts Date, except for the absence of income tax and deferred taxes and notes thereto, and subject to normal year-end adjustments.

3.3 Position since Last Accounts Date. Since the Management Accounts Date:

(a)	each Target Company has been operated in the ordinary course and consistent with past practice;

(b)	there has been no Material Adverse Change;

(c)	no Target Company has declared, authorised, paid or made any dividend or other distribution (except for any dividends provided for in the Accounts), nor has any Target Company reduced its paid-up share capital;

(d)	no Target Company has issued or agreed to issue any share or loan capital; and

(e)	no Target Company has repaid or agreed to repay any borrowing or indebtedness in advance of its stated maturity.

3.4 Statutory books. The statutory books of each Target Company required to be kept by applicable Laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such Laws.

3.5 Exceptional Items. None of the Last Accounts or the Management Accounts contain any Exceptional Items that have not been Fairly Disclosed to the Purchaser.

4. FINANCIAL DEBT OR CREDIT

4.1 Borrowings. The total amount borrowed by the Company or any Target Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or any Target Company or in any debenture or loan stock trust deed or instrument or any other document binding on the Company or any Target Company and the amount borrowed by the Company or any Target Company from each of its bankers does not exceed the overdraft facility agreed with such banker.

4.2 Financial facilities.

(a)	As of the date of this Agreement, no Target Company has outstanding any loan capital or has incurred or agreed to incur any borrowing.

(b)	Neither the Seller nor the Company or any Target Company has taken any action whereby the continuance of any debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company or any Target Company or Encumbrance related to financial liabilities to which any asset of the Company or any Target Company is subject, in each case which is in full force and effect, is negatively affected or prejudiced.

(c)	No Target Company has lent or agreed to lend any money to any person (not being a Target Company). For the avoidance of doubt, deposits with banks or other financial or customs institutions shall not be deemed loans for this purpose.

(d)	No Target Company is a party to any swap, forward contract, futures contract, option or other derivative or financial arrangement.

4.3 Grants. No act or transaction has been effected by any of the Target Companies in consequence of which the Company is held liable to refund (in whole or in part) (i) any grant or (ii) any loan received by virtue of any grant, it has received and that without such act or transaction by any of the Target Companies would not be refundable in whole or in part.

4.4 Options and guarantees.

(a)	No Target Company has granted any guarantee for Indebtedness of any other person (not being a Target Company) nor is party to any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds for the payment of, or as an indemnity against the consequence of default in the payment of, any Indebtedness of any other person (not being a Target Company).

(b)	No person (other than a Target Company) has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

(c)	The Company has provided to the Purchaser true, correct and complete copies of each Personal Commitment.

4.5 Trade Accounts Receivable. The trade accounts receivable shown in the Last Accounts have realised their nominal amount less any specific provision for bad or doubtful debts included in the Last Accounts.

5. TRANSACTIONS WITH THE SELLER, DIRECTORS AND RELATED PARTIES

5.1 Loans and debts.

There is not outstanding:

(a)	any indebtedness or other liability (actual or contingent) owing by the Company to the Seller or any Related Party, or owing to the Company by the Seller or any Related Party; or

(b)	any guarantee or security for any such indebtedness or liability.

5.2 Arrangements with Related Parties. There is not outstanding, any agreement, arrangement or understanding (whether legally enforceable or not and other than any agreements among the Target Companies themselves) to which the Company or any Target Company is a party and in which the Seller, or any Related Party is or has been interested, whether directly or indirectly.

5.3 Competitive interests. None of the Seller, nor any Affiliate of the Seller, either individually or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with any aspect of the business of the Company save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange and if such person (together with Related Parties and Affiliates) holds or is otherwise interested in less than three per cent of such class of securities.

6. REGULATORY MATTERS / LAWS

6.1 Permits. To the best of the Seller’s knowledge (a) each Target Company has obtained all material Permits required for carrying on its business in the places and in the manner in which it is carried on at the date of this Agreement and in accordance with all applicable Laws and regulations and to the Seller’s knowledge there is no reason why any material Permit should be suspended, cancelled, revoked or not renewed on the same terms and (b) the Data Room contains true and correct copies of each such material Permit. No Target Company is in breach of a material Permit or has received any written notice from a Governmental Entity in the twelve (12) months prior to the date of this Agreement alleging that any Target Company has failed to comply with a material Permit required for carrying on its business in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable Laws and regulations, nor is there, to the Seller’s knowledge, an ongoing investigation carried out by a Governmental Entity in respect of a material Permit. A Permit is material for this purpose if failure to obtain it would have a cost (including, for these purposes, a loss of profit) to any of the Target Companies of EUR 200,000 (two hundred thousand Euros) or more, or would otherwise materially impair the ability of the Target Companies as a whole to conduct their businesses as they are now conducted or as contemplated to be conducted in the twelve (12) months following the date of this Agreement pursuant to the Business Plan.

6.2 Compliance. To the best of Seller’s knowledge, in the twenty-four (24) months prior to the date of this Agreement:

(a)	each Target Company has conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents, and in accordance with applicable Laws and Permits material to its main business activities; and

(b)	there has been no default by any Target Company under any order, decree or judgment of any court or any governmental or regulatory authority in the jurisdiction in which it is incorporated which applies to the Target Company where such default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the Target Companies of Euro 200,000 (two hundred thousand Euros) or more, or as would otherwise materially impair the ability of any of the Target Companies as a whole to conduct their business as they are now conducted or as contemplated to be conducted in the twelve (12) months following the date of this Agreement pursuant to the Business Plan.

6.3 Competition Laws.

(a)	To the best of Seller’s knowledge, no Target Company is a party to (or concerned in) any agreement, arrangement, concerted practice or course of conduct which: (i) falls within Article 81 and/or Article 82 of the EC Treaty; or (ii) falls within Article 53 and/or Article 54 of the Agreement on the European Economic Area; or (iii) otherwise infringes the competition legislation or practice of any jurisdiction.

(b)	No Target Company has received any written process, notice or other communication by or on behalf of any Governmental Entity having jurisdiction in competition matters in relation to: (i) any agreement, arrangement, concerted practice or course of conduct to which any Target Company is, or is alleged to be, a party; or (ii) any action, conduct, practice or behaviour of any Target Company; or (iii) any other discharge of that Governmental Entity’s regulatory functions, other than any such process, notice or other communication received from any such Governmental Entity in connection with an application, a notification or any other form of submission seeking merger clearance under applicable Laws in any relevant jurisdiction.

(c)	To the best of Seller’s knowledge, no Target Company is subject to any order, judgment, decision or direction given by any Governmental Entity, or is party to any undertaking or assurance given to any such Governmental Entity, in relation to competition matters which is still in force.

7. THE BUSINESS ASSETS

7.1 Ownership. Each Target Company owns, free from all Encumbrances, or is entitled to use all the Material Assets necessary to carry on its business in all material respects as currently carried on. No Target Company has (outside the ordinary and normal course of business, including swap transactions) disposed of, or agreed to dispose of, any Material Asset of its business included in the Last Accounts.

7.2 Possession. The Material Assets of the businesses of the Target Companies are in their possession or under their control.

7.3 Insurances. The Disclosure Letter contains an accurate list of the insurance policies maintained by or covering each Target Company, which the insurance polices are in full force and effect, are not void or voidable; to the best of Seller’s knowledge, (i) nothing has been done or not done which could make any of them void or voidable and (ii) Closing will not result in the termination of, or entitle any insurer to terminate, any such policy. To the best of the Seller’s knowledge, such insurances cover all assets of the Target Companies normally insured against by companies carrying out similar businesses or owning assets of a similar nature and the amounts covered by such insurances are reasonably adequate with respect to the risks normally insured against by companies carrying out similar businesses or owning assets of a similar nature. Neither the Seller nor the Target Companies have made any claim in excess of EUR 200,000 (two hundred thousand Euros) under any such policy of insurance which is still outstanding and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under those policies prior to Closing. For the avoidance of doubt, Losses incurred from issues that occur after Closing shall not be covered by the Seller’s Warranty set out in this clause 7.3 of Schedule 1, irrespective of whether this Seller’s Warranty is breached.

7.4 Network. The Network has been designed, constructed and implemented at a standard which is consistent with prudent practices in the area and industry in which the Target Companies operate and is maintained to a standard which is consistent with best practices in the area and industry in which the Company and the Target Companies operate and all material information on or related to the Network has been Fairly Disclosed in the Data Room. So far as the Seller is aware, for any part of the Network (other than the IRUs) which is situated on, in or under property that is not a Property valid and enforceable contracts exist which entitle the respective Target Company to use such parts of the Network and the details of such parts of the Network provided by or on behalf of the Seller to the Purchaser are true, correct and not misleading in all material respects. To the best of Seller’s knowledge, there are no disputes or challenges to the title and rights of the Company or any relevant Target Company in relation to its ownership or operation of any part of the Network (including the IRUs), and to the best of the Seller’s knowledge no such dispute or challenge has been threatened.

8. CONTRACTUAL MATTERS

8.1 Material Contracts. True and accurate copies of all Material Contracts have been placed in the Data Room and such copies are complete in all material respects. The Disclosure Letter lists all Material Supply Contracts. The information contained in the Disclosure Letter regarding the Material Customer Contracts is true and accurate in all material respects.

8.2 Defaults. No Target Company is in material default or has received written notice in the twelve (12) months prior to the date of this Agreement that it is in substantial default under any Material Contract to which it is a party and, to the best knowledge of the Seller, at the date of this Agreement no other party to any Material Contract is in material default thereunder.

8.3 Performance of contracts. The material terms of all Material Contracts of each Target Company have been complied with by the relevant Target Company and by the other parties to such contracts in all material respects and, to the best of Seller’s knowledge, there are no circumstances likely to give rise to a default by the Target Company under any such contract. There are no outstanding claims, individually or in the aggregate, of material amounts, against any Target Company on the part of its customers or other persons in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services supplied by the Target Company and, to the best of Seller’s knowledge, no such claims are threatened or anticipated.

8.4 Termination. No customer has notified in writing its intention to terminate a Material Customer Contract and to the Seller’s knowledge (i) no such termination is threatened and (ii) there are no circumstances that may trigger such termination.

9. LITIGATION AND INVESTIGATIONS

9.1 Litigation. As of the date of this Agreement, no Target Company is involved as a party in any material litigation, arbitration or administrative proceedings and, as of the date of this Agreement and to the best of the Seller’s knowledge, no such proceedings have been threatened by or against a Target Company. For this purpose (i) material means proceedings which (if successful) are likely to result in a cost, benefit or value to any Target Company of EUR 200,000 (two hundred thousand Euros) or more or which could or would result in the revocation or amendment of a Permit held by a Target Company and (ii) any proceedings for collection by a Target Company of debts arising in the ordinary course of business and any proceedings in respect of claims identified in the Disclosure Letter as insured claims are excluded.

9.2 Investigations. So far as the Seller is aware, no proceedings, investigation or inquiry other than with respect to Taxes initiated by a Governmental Entity concerning any Target Company have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings, and no Target Company has received a written notice in the twelve (12) months prior to the date of this Agreement of any possible proceeding, investigation or inquiry to be initiated by a Governmental Entity concerning any Target Company.

10. INSOLVENCY ETC.

10.1 Insolvency. Neither the Seller nor the Target Companies are, or have been in the last 18 months (where applicable), insolvent or bankrupt under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due, or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

10.2 Winding up. Neither the Seller nor a Target Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Seller or any Target Company or for the appointment of any provisional liquidator, nor is there such petition, winding up current or ongoing nor has a liquidator been appointed.

10.3 Administration and receivership. Neither the Seller nor any Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the Seller or the Target Company, nor is the Seller nor any Target Company in such receivership.

10.4 Voluntary arrangements etc. Neither the Seller nor any Target Company has made any voluntary arrangement with its creditors generally.

11. IP/IT

11.1 Intellectual Property Rights. All Intellectual Property Rights which are material to the business of the Target Companies as currently conducted or as contemplated in the next twelve (12) months pursuant to the Business Plan are:

(a)	owned by and free from all Encumbrances, or validly granted to a Target Company; and

(b)	to the best of the Seller’s knowledge, valid and enforceable and nothing has been done or omitted to be done by which they may cease to be valid and enforceable.

11.2 No infringement. To the best of the Seller’s knowledge, no Target Company infringes the Intellectual Property Rights of any other person. Neither the Seller nor a Target Company has, in the 12 months prior to the date of this Agreement, received a notice alleging that the operations of a Target Company infringe the Intellectual Property Rights of another person or sent a written notice alleging another person is infringing the Business IP, nor is there an ongoing claim or dispute regarding an alleged violation or infringement.

11.3 Information technology. The IT Systems are owned by, or licensed or leased to, a Target Company under valid and enforceable agreements. No Target Company is in material default under, and no Target Company has, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that a Target Company is in default under licences or leases relating to the IT Systems. The IT Systems have not, in the twelve (12) months prior to the date of this Agreement, failed to any material extent and the data that they process has not been corrupted to any material extent.

11.4 Data protection. To the best of the Seller’s knowledge, each Target Company complies in all material respects with all applicable data protection Laws. No Target Company has, in the 12 months prior to the date of this Agreement, received a written notice alleging that a Target Company has not complied with applicable data protection Laws.

12. ENVIRONMENTAL

12.1 Compliance with Environmental Laws

To the best of the Seller’s knowledge:

(a)	no Target Company is in material breach of any Environmental Laws relating to any activities or operations carried on at any Property owned or occupied by any Target Company;

(b)	there are no claims or proceedings pending against any Target Company with respect to any breach of Environmental Laws relating to the Target Companies;

(c)	no Target Company has received any written complaints or notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the Target Companies.

12.2 Environmental Consents. To the best of the Seller’s knowledge, all Environmental Consents required for any activities at any Property or otherwise in connection with the businesses and activities of the Target Companies, have been obtained and are being complied with in all material respects.

13. EMPLOYMENT

13.1 Disclosure Items. The Data Room contains true and accurate copies of all employment or service contracts for all Key Managers, which copies are complete in all material respects, and copies of the standard terms and conditions of employment applicable to all Employees.

13.2 Incentive schemes. No Target Company has introduced, or has agreed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any directors or Employees or other workers engaged in its business. As a direct result of the entry into and performance of the Transaction Documents, no director or Employee of any Target Company will be entitled to any financial or other benefit.

13.3 Records. Each Target Company has maintained records regarding the service of each Employee (including details of the terms of employment, payments of statutory sick pay and maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions, wage and time records) which are current in all material respects.

13.4 Disclosure of retirement schemes etc. Unless required by applicable employment or social security Law, there do not exist any retirement, superannuation, provident, death or disability schemes for directors or Employees of any Target Company or any obligations to or in respect of any present or past directors or employees with regard to retirement, redundancy, death, sickness or disability pursuant to which any Target Company is or may become liable to make any payments.

13.5 Key Managers. As of the date of this Agreement, no Key Manager has given notice terminating his or her employment.

13.6 Collective Agreements, Etc. No Target Company is a party to a collective agreement, or has a works council or other body representing Employees which has a right to be represented or attend or participate in any board or council meeting, or a right to be informed, consulted or make representations in relation to the business of any Target Company. With respect to collective agreements that may apply by operation of law, the Target Companies are not in breach of any such agreements in any material respect.

13.7 Contractors. Other than those people having either a contract of service as a director or being an employee under a contract of employment, to the Seller’s best knowledge, there is no one working at a Target Company who could be reasonably expected to be deemed by the relevant authorities to be an employee of such Target Company.

14. PROPERTIES

14.1 Properties.

(a)	The Properties comprise all the real property owned, controlled, used or occupied by the Target Companies and all the estates, interests or rights vested in the Target Companies relating to any real property at the date of this Agreement except for any land owned, controlled, used or occupied by the Target Companies or any of the estates, interests or rights vested in the Target Companies relating to any real property at the date of this Agreement that are used for the Network of any of the Target Companies.

(b)	No Target Company has any liability (whether actual, contingent or otherwise) as tenant, assignee, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any real property that is not used for the business of any of the Target Companies other than the Properties.

14.2 Title to Owned Property. In relation to each Property owned by any of the Target Companies:

(a)	The relevant Target Company has a good title and is solely legally and beneficially entitled to it;

(b)	The details of the title set out in Schedule 10 (Properties) are true and accurate; and

(c)	If the title is registered at a land registry, the Target Company is registered with the quality of title as reflected in the land registry and under the title number referred in Schedule 10 (Properties).

14.3 Charges. There are no mortgages, charges or liens, legal or equitable, specific or floating affecting any of the Properties owned by any of the Target Companies, other than by virtue of applicable Law.

14.4 Leasehold Property. In relation to each Property, (a) other than Property that is part of the Network, where the Target Company’s tenure is leasehold, Part 2 of Schedule 10 (Properties) lists all lease and similar agreements relating to such Property to which any of the Target Companies is a party and (b) with respect to Property that is part of the Network and purported to be leased, the relevant Target Company has a valid and effective leasehold interest in such Property.

15. POWERS OF ATTORNEY

15.1 No person other than directors or managing directors, as the case may be, of a Target Company, is entitled or authorised, as agent or otherwise, to bind or commit any Target Company to any obligation not in the ordinary course of the Target Company’s business.

16. TAX

16.1 Each Target Company has paid all Taxes which are due and payable by it. Further, each Target Company has accrued for, and made deductions and retentions in respect of, Tax as required under applicable Laws or regulations.

16.2 All Tax Returns required to be filed by the Target Companies have been duly and timely filed in accordance with all applicable Laws and such Tax returns are correct and complete and properly and fairly reflect the Tax liabilities of a Target Company for the fiscal period covered by each such Tax return.

16.3 The Target Companies have maintained all records, invoices and other documents required to be maintained for all Tax purposes and have fulfilled all disclosure, notification and accounting obligations.

16.4 The Company is resident for Tax purposes in Austria and is not and has not at any time been resident for Tax purposes in any other jurisdiction. The Company has no branch, agency, permanent establishment, representative office or presence for any Tax purpose in any jurisdiction other than Austria.

16.5 To the best of the Seller’s knowledge, each Target Company has complied with all applicable Laws relating to Taxes. There are no Encumbrances for Taxes upon any property or assets of a Target Company other than by operation of Law.

16.6 No audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax returns filed by a Target Company.

17. BROKER’S COSTS

17.1 None of the Seller, any Affiliate of the Seller or any Target Company has employed any broker, finder or advisor or incurred any liability for any brokerage fees, commissions, finder’s fees or advisory fees in connection with the transaction contemplated by this Agreement for which the Purchaser or any Target Company could become liable or obligated.

SCHEDULE 2

LIMITATIONS ON LIABILITY

1. Time Limits. The Seller shall not be liable for any Claim unless (i) the Seller receives from the Purchaser written notice (within twenty (20) Business Days of the Purchaser becoming aware of such Claim) containing specific details of the Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim (provided, however, that failure to so notify the Seller will not relieve the Seller of any liability that it may have in respect of such Claim except to the extent that the Seller demonstrates that it is materially prejudiced by the failure to give such notice) and (ii) such written notice set out under (i) above is received by Seller:

(a)

prior to one (1) month after the earlier of (i) the date on which the second (2nd) annual audit of the Accounts following the Closing Date are approved by the Shareholders’ Meeting and (ii) three (3) months after the last day of the second financial year ending after the Closing Date (the “Initial Claims Expiry Date”), in the case of a Claim other than under (b) and (c) below;

(b)	prior to the end of the seventh (7th) financial year after the Closing Date, in the case of a Tax Claim; or

(c)	without limitation in time in the case of a Claim made on the basis of clause 1 of Schedule 1.

2. Thresholds for Claims. The Seller shall not be liable for any single Claim:

(a)	unless the amount of the liability pursuant to that single Claim exceeds EUR 100,000 (one hundred thousand Euros) (in which case the Purchaser shall be able to claim for the full amount and not just the amount in excess of such amount); and

(b)	unless the aggregate amount of the liability of the Seller for all Claims not excluded by sub paragraph (a) exceeds EUR 1,000,000 (one million Euros) (in which case the Purchaser shall be entitled to claim for the full amount and not just the amount in excess of such amount).

3. Maximum limit for all Claims. The aggregate amount of the liability of the Seller for all Claims hereunder shall not exceed:

(a)	in the case of all Claims brought otherwise than for breach of Warranty under any clause of Schedule 1 referred to under 3(b) through and including 3(c) of this Schedule 2, if brought within six (6) months of Closing, 40% of the Acquisition Price, and if brought thereafter 30% of the Acquisition Price;

(b)	in the case of all Claims brought for breach of Warranty under clauses 2, 6, 7, or 9.1 of Schedule 1, 50% of the Acquisition Price (but such Claims shall also count towards the aggregate amount of liability of 3(a) of Schedule 2 and vice versa);

(c)	in the case of all Claims brought for breach of Warranty under clauses 1.1, 1.2, or 12 of Schedule 1 or an indemnity claim under clauses 9 (b) through (e) inclusively of this Agreement, 100% of the aggregate of the Acquisition Price (but such Claims shall also count towards the aggregate amount of liability of 3(a) and (b) of Schedule 2 and vice versa).

4. Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six (6) months after the notice is given pursuant to clause 1 of this Schedule or, in the case of a Claim relating to a contingent liability, six (6) months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served. No new Claim may be made in respect of the same facts, matters, events or circumstances giving rise to any such withdrawn Claim.

5. Matters Fairly Disclosed. The Seller shall not be liable for any Claim for breach of the Seller’s Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is Fairly Disclosed by this Agreement, any other Transaction Document or the Disclosure Letter.

6. Matters provided for or taken into account in Accounts, Management Accounts or Lock Box adjustments. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is (i) disclosed, allowed, provided or reserved for in the Last Accounts or the Management Accounts or (ii) settled by the Seller pursuant to Clause 3.3.

7. Contingent liabilities. If any Claim is based upon a liability which is contingent only, the Seller shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under clause 1 of this Schedule 2 to give notice of that Claim before such time).

8. No liability for Claims arising from acts or omissions of Purchaser. The Seller shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)	after Closing by the Purchaser or any of the Target Companies (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Target Company as now conducted or as contemplated to be conducted in the twelve (12) months following the date of this Agreement pursuant to the Business Plan or which is not required by applicable law; or

(b)	before Closing by the Seller or any Target Company at the written request of the Purchaser.

9. Purchaser’s duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

10. Insured Claims. The Seller shall not be liable in respect of any Claim to the extent that the amount of such Claim is paid or otherwise reimbursed under a policy of insurance or would have been so covered if the policies of insurance effected by or for the benefit of the Target Companies had been maintained after Closing on no less favourable terms than those existing at the date of this Agreement.

11. Recovery from third party after payment from the Seller. Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or the Company is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require (ii) take all reasonable steps or proceedings as the Seller may require to enforce such right and (iii) pay to the Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery).

12. No liability for legislation or changes in rates of Tax. The Seller shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any (i) legislation not in force at the Closing Date (ii) change of Law after the Closing Date or (iii) change in the rates of taxation in force at the Closing Date.

13. No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances.

14. Purchaser’s knowledge. Without prejudice to clause 5 of this Schedule 2, the Seller shall not be liable for any Claim for breach of the Seller’s Warranties, if and to the extent that Martin Lea, Rob Bowker or Gregg Betz had actual knowledge of the fact, matter, event or circumstance which is the subject matter of the Claim, or to the extent that, within the time period the Seller has granted the Purchaser access for due diligence in the Data Room, a reasonable and prudent buyer, advised by competent and experienced legal counsel and financial advisors, would have been capable of understanding from the information Fairly Disclosed in the Data Room that the fact, matter, event or circumstance had occurred and that Losses of the quantum covered by the Claim were reasonably likely to occur as a result of such act, omission, event or circumstance.

15. Waiver of right of set off. The Purchaser waives and relinquishes any right of set off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise, except with respect to the Holdback Amount.

16. Seller to have opportunity to remedy breaches. If a breach of the Seller’s Warranties is capable of remedy, the Purchaser shall only be entitled to compensation if the breach is not remedied by the Seller within thirty (30) days of it becoming aware of such breach. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant Target Company shall) provide all reasonable assistance to the Seller to remedy any such breach provided that the Seller shall indemnify and compensate the Purchaser for all costs reasonably incurred by the Purchaser in providing such assistance.

SCHEDULE 3

PURCHASER WARRANTIES

1. The Purchaser is validly incorporated, in existence and duly registered under the Laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2. The Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions Precedent) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement.

3. Entry into and performance by the Purchaser of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) (subject, where applicable, to fulfilment of the Conditions) result in a breach of any Laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4. The Purchaser is not insolvent or bankrupt under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser and no event has occurred to give the right to enforce such security.

5. So far as the Purchaser is aware, the Purchaser is not subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the fulfilment of any of the Conditions Precedent.

6. The Purchaser has available cash or available loan facilities which will at Closing provide in immediately available funds the necessary cash resources to pay the Acquisition Price in accordance with this Agreement and meet its other obligations under this Agreement.

7. The Purchaser does not have any actual knowledge of any facts or circumstances which could result in a Claim being made against the Seller or any misrepresentation by or on behalf of the Seller in connection with this Agreement. For the purposes of this clause 7 only Purchaser’s actual knowledge shall be deemed to mean the actual knowledge of Martin Lea, Rob Bowker or Gregg Betz.

SCHEDULE 4

CONDUCT OF THE TARGET COMPANIES PRE-CLOSING

1.1 The Seller’s Obligations in Relation to the Conduct of Business

The Seller undertakes to procure, to the extent legally possible and it is within its power from time to time, that between the date of this Agreement and Closing, no action is taken or resolution passed by any of the Target Companies in respect of the following matters, without the prior written consent of the Purchaser, which shall not unreasonably be withheld:

1.1.1 any change to its deed of incorporation, articles of association, by-laws or other constitutional documents;

1.1.2 the appointment and removal of its auditors, or the change in its accounting policies, except as required by Law, IFRS or the relevant accounting standards applicable in the country in which it is domiciled;

1.1.3 the presentation of any petition for its winding-up;

1.1.4 any change in the share capital or the creation, allotment or issue of any shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into such shares or securities, in each case other than as set out herein;

1.1.5 any reduction or redemption of the share capital or variation of the rights attaching to any class of shares or loan notes or any redemption, purchase or other acquisition by any relevant company of any shares or loan notes or other securities of that company;

1.1.6 its sale or the sale of all or substantially all of its business or assets or any merger, consolidation or amalgamation with any other person;

1.1.7 the cessation of any material business operation;

1.1.8 any material change to the nature or geographical area of its business or carrying on any business other than its business as currently carried on, except to the extent provided for in the Business Plan;

1.1.9 the payment or declaration of any dividend or other distribution on account of shares in its capital or interest payment on shareholder loan notes;

1.1.10 the incorporation of a new subsidiary undertaking or the acquisition of any share capital or other securities or other equity interests of any other person or the change in the composition of a Board of Directors or Supervisory Board;

1.1.11 the incurrence of any Indebtedness other than (i) normal trade credit and (ii) advances under the                                  Loan;

1.1.12 the making of any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Key Manager or Senior Employee (other than minor increases by not more than 5% in the ordinary and usual course of business which the Seller shall notify to the Purchaser prior to granting any such increase), or the entry into any retirement, profit sharing or share incentive scheme for the benefit of its directors or Employees or the variance of any existing scheme in any material respect;

1.1.13 the dismissal of any Key Manager or Senior Employee or employment of any person who would become a Senior Employee upon employment;

1.1.14 any sale, lease, creation of a security interest over or other disposal of any of the Properties or other Material Asset (including by way of contribution in kind or exchange) whether or not used or required for the operation of any aspect of the business of any of the Target Companies (otherwise than in the ordinary course of business) or entry into any unusual or onerous transaction or any transaction (including by way of finance lease) not in the ordinary course of business or trading. For these purposes, without limitation, the incurring of any expenditure in excess of EUR 50,000 (fifty thousand Euros) on any individual item or expenditures of EUR 500,000 (five hundred thousand) in the aggregate will in all cases be considered outside the ordinary course of business or trading;

1.1.15 to cease to maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable than, the policies of insurance maintained by it immediately before execution of this Agreement;

1.1.16 any entry into, modification or termination of any Material Contract other than contemplated herein;

1.1.17 any change to the accounting procedures or principles by reference to which its Accounts are drawn up or its accounting reference date;

1.1.18 the creation of any Encumbrance, other than Permitted Encumbrances, over its assets, undertaking or share capital;

1.1.19 the provision of any credits, lending of any amounts, waiver of any debt owed to it having a face value of more than EUR 25,000 (twenty-five thousand Euros) or giving of any guarantees or indemnities in respect of any third party;

1.1.20 the institution, settlement or agreement to settle any legal proceedings relating to its business, except for debt collection in the ordinary course of business or where the claim in respect of the proceedings is less than EUR 25,000 (twenty-five thousand Euros);

1.1.21 the modification or agreement to terminate any Contract or Permit which has a value of more than EUR 75,000 (seventy-five thousand Euros);

1.1.22 the entry into any swap, forward contract, futures contract, option or other derivative or financial arrangement;

1.1.23 the taking of any action which causes, or could reasonably be expected to cause, a breach of any of Seller’s Warranties (disregarding, for these purposes, any awareness or knowledge qualification to the Seller’s Warranties and any disclosures made in any updated Disclosure Letter);

1.1.24 the agreement to do any of the foregoing actions set out in sub-clauses 1.1.1 through 1.1.23 above.

The Purchaser acknowledges that it is important for the future development of the Company that the decision making process with respect to the actions and resolutions mentioned above is quick and can be effected upon short notice. The Purchaser shall therefore immediately upon signing of this Agreement appoint an individual (the Purchaser Representative) that is entitled to provide the written consent of Purchaser with respect to the actions and resolutions mentioned above and shall procure that such Purchaser Representative is available upon short notice to provide such consents if required; which shall not, for the avoidance of doubt result in any obligation of the Purchaser via its Purchaser Representative to grant such consent other than as set out in the first paragraph of this clause 1.1 of Schedule 4. Such Purchaser Representative shall be appointed for the entire period between Signing and Closing and shall be notified by Purchaser to the Company immediately upon Signing; if Purchaser elects to appoint a different individual as the Purchaser Representative it shall give written notice to the Company. The Company shall at all times between Signing and Closing be entitled to rely upon the consent by the Purchaser Representative last notified by Purchaser to be valid and binding for the Purchaser.

1.2 Other Seller’s Obligations Prior to Closing

Without prejudice to the generality of clause 1.1 of Schedule 4, prior to Closing the Seller shall and shall procure that the Target Companies shall, in each case as far as the Seller is reasonably able and it is within its power and it is permitted by applicable Law from time to time:

1.2.1 carry on their business in the normal course and with a view to profit;

1.2.2 collaborate with the Purchaser in relation to all material matters concerning the running of the Target Companies;

1.2.3 subject to applicable Laws and the execution of appropriate confidentiality undertakings, allow the Purchaser and its agents, upon reasonable notice, reasonable access to the books, records and documents of or relating in whole or in part to the Target Companies, provided that the obligations of the Seller under this Clause shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Seller otherwise than in relation to the Target Companies. Seller shall further procure that Purchaser’s representatives shall have access to those members of the Management Boards and Supervisory Boards and other senior managers and employees of the Target Companies as the Purchaser shall reasonably request and the Seller shall procure that such persons cooperate in providing such information regarding the business and financial affairs of the Target Companies to Purchaser’s representatives, subject only to the execution by such representatives (and such other persons to whom such information may be disseminated) of confidentiality undertakings acceptable to the relevant Target Companies, acting reasonably and as required by applicable Laws.

1.3 Without limitation to clause 1.2 of Schedule 4, Purchaser shall have the right at or immediately after the execution of this Agreement to nominate up to two (2) persons to act as observers on behalf of Purchaser with regard to the Target Companies’ business and operations (the Observer).

Subject to the execution of appropriate confidentiality undertakings, the Observer shall be invited to attend and to receive all documentation distributed in respect of all meetings of the Supervisory Board, and the General Assembly, of the Company or the Subsidiaries, as well as all key strategic meetings of the senior management of the Company, as the case may be, together with such information as the Observer may reasonably request in respect of such documentation. Such notices and documentation shall be sent to the Observer at the same time as such notices and documents are sent to the members of the Supervisory Board or General Assembly, as the case may be.

1.4 During the Interim Period, the Purchaser shall be entitled to speak with management staff members of the Target Companies and offer to them, on behalf of the relevant Target Company, a retention bonus payable by such Target Company contingent upon the occurrence of the Closing and their remaining with such Target Company for at least a specified length of time after the Closing Date. Promptly upon the request of the Purchaser, the Seller shall procure that the relevant Target Company authorise and execute any such offer. For the avoidance of doubt, any such arrangements shall not include the payment of all or any part of such a bonus by a Target Company prior to the Closing Date or by the Seller at any time.

SCHEDULE 5

CLOSING ARRANGEMENTS

Part A : Seller Obligations

1. At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available for inspection to the Purchaser’s reasonable satisfaction):

(a)	a duly executed original resolution of the board of directors of the Seller (Verwaltungsrat) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	the share certificates in respect of the Closing Sale Shares; and

(c)	(in respect of the Company) the resignations of each member of the board of directors, the supervisory board and the auditor, as the Purchaser may reasonably request, and in each case the Seller shall deliver together with any such resignations, waivers of claims against the Company and Target Companies, if applicable, for loss of office or otherwise (other than claims of resulting from the termination of his employment or service contract, to the extent such entitlements are Fairly Disclosed in the Data Room) in satisfactory form to the Purchaser, acting reasonably. The Purchaser shall identify such individuals (and the auditor) and their respective replacements (and new auditor) no later than ten (10) Business Days prior to the Closing Date or within two (2) Business Days after the Unconditional Date (whichever occurs later);

2. The Seller shall comply with the reasonable instructions of the Purchaser to procure that a shareholders’ meeting of the Company, with an agenda as requested by the Purchaser, is duly convened to take place on or within a short period after the Closing Date.

3. On the Closing Date (but before the shareholder meeting convened in accordance with clause 2 above), and only to the extent explicitly requested in writing by the Purchaser at least twelve (12) Business Days prior to Closing, either (i) a supervisory board meeting of the Company shall take place which shall have been duly convened to take place on the Closing Date, in accordance with the rules of procedure for the supervisory board and the articles of association of the Company, or (ii) a circular resolution shall be signed by all members of the supervisory board of the Company, in order to pass resolutions to:

(a)	accept the resignation of the members of the managing board of the Company as per clause 1 (c) above (if any), and

(b)	to elect new members of the managing board of the Company who have been approved by the Purchaser in accordance with clause 1 (c) above (if any).

Part B : Purchaser Obligations

At Closing, the Purchaser shall deliver a duly executed original resolution of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser (or, if required by the Law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it.

Part C : General

1. The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement.

2. If any document listed in this Schedule 5 is required by Law to be notarised, apostilled or executed under other formality, the Party delivering such document shall procure that the requirements under applicable Law with respect to such document are complied with.

3. All documents and items delivered at Closing pursuant to this Schedule 5 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place, which shall be simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(b)	written confirmation by the Purchaser’s bank of the SWIFT transfers of the payments to be made by the Purchaser pursuant to Clause 2.2 in immediately available funds.

THE DOCUMENTS AND ITEMS DELIVERED IN ACCORDANCE WITH THIS

SCHEDULE SHALL CEASE TO BE HELD TO THE ORDER OF THE PERSON

DELIVERING THEM AND CLOSING SHALL BE DEEMED TO HAVE TAKEN

PLACE

SCHEDULE 6

PERMITTED LEAKAGE

1. Repayment of outstanding principal and interest in respect of the                                  Loan.

2. Payment of wages and other payments under the relevant employment or service agreements entered into between any Target Company and the Designated Shareholders.

3. Payment of fees to the members of the supervisory board of the Company pursuant to the resolution of the annual general meeting of the Company dated 24 October 2007.

SCHEDULE 7

DEFINITIONS AND INTERPRETATION

Part A

1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

47,10 North means 47,10 north Holding AG, a company constituted under Swiss law, registered with the commercial register of Kanton Zug under firm number CH - 020.3.025.676-6, with its seat in Zug and business address at Neugasse 7, 6300 Zug, Switzerland;

47,10 North Bank Account means                     ; (and/or such other account(s) as the Seller may notify to the Purchaser in writing)

47,10 North Share Purchase Price means the price paid by the Seller for the 737,100 Shares representing 20.25% of the shareholding in the Company held by 47,10 North, being the amount of EUR 6,414,920.54 (six million four hundred fourteen thousand nine hundred twenty Euros and fifty-four Cents) and representing the same price per Share paid to the Seller for the Closing Sale Shares. The 47,10 North Share Purchase Price, less deductions made for (i) the Holdback Escrow Amount 47,10 Portion and (ii) the amount of EUR 259,835.04 (two hundred and fifty-nine thousand eight hundred and thirty-five Euros and four Cents) representing that part of the SH Loans payable by 47,10 North to the Company, shall be paid from the Acquisition Price by the Purchaser to 47,10 North on behalf of the Seller and shall be deducted from the purchase price otherwise payable by the Purchaser to the Seller for the Closing Sale Shares;

47,10 North SPA has the meaning given to it in clause 4.1(c). The 47,10 North SPA is attached in Agreed Form as Exhibit A hereto;

Accounting Principles means the accounting rules and principles applicable to the Company in effect in Austria from time to time under the UGB;

Accounts means, in relation to any financial year of the Company, the audited balance sheet of the Company (and, where relevant, the audited consolidated balance sheet of the Company and its subsidiary undertakings) and the audited profit and loss account of the Company (and, where relevant, the audited consolidated profit and loss account of the Company and its subsidiary undertakings), in each case as at the Accounts Date in respect of that financial year, as set out in the Data Room together with any notes, reports, statements or documents included in or annexed or attached to them;

Accounts Date means the last day of the financial year of the respective company, which in case of the Company is 31 March of each calendar year;

Acquisition Price has the meaning given in clause 2.1;

Affiliate means, in relation to any person, a person who directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such person; provided that (i) 47,10 North, (ii) the Designated Shareholders, (iii) Mr.                                  and (iv) any of their respective Affiliates or their estate or heirs shall in each case be deemed to be Affiliates of the Seller;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

Agreement means this agreement including its Schedules and Exhibits;

BAWAG Facility means the loan facility provided to the Company pursuant to the loan agreement between the Company and BAWAG P.S.K. dated 22 December 2006;

BAWAG Pledge means the pledge over seven hundred and twenty-eight thousand (728,000) of the Shares held by 47,10 North granted to BAWAG P.S.K. as security under the BAWAG Facility;

Benefit means any fees including directors’ fees or monitoring fees;

Business Day means a day, other than a Saturday or Sunday or public holiday in England, Austria or Hungary; on which banks are open during normal business hours for general commercial business;

Business IP means the Owned IP and all other Intellectual Property Rights used by the Target Companies;

Business Plan means the business plan as attached in Agreed Form as Exhibit B hereto;

             Loans means the loans made by the Company to Mr.                                  of which EUR 1,365,000 (one million three hundred sixty five thousand Euros) is outstanding, due and payable at Closing;

Claim means any claim under or for breach of this Agreement and any claim for breach of the Warranties;

Closing means completion of the sale and purchase of the Closing Sale Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 6.1;

Closing Drop Dead Date means 31 March 2008 or such other date as may be agreed between the Parties;

Closing Purchase Price means the Acquisition Price less the sum of: (i) the 47,10 North Share Purchase Price, (ii) the Designated Shareholders Purchase Price, (iii) the Joki Loans, (iv) the Holdback Escrow Amount Joki Portion and (v) the SH Loans;

Closing Sale Shares means the three million four hundred and eighty-one thousand six hundred and sixty (3,481,660) Shares to be purchased (where applicable) and delivered to the Purchaser on Closing;

Company means Memorex Telex Communications AG, brief particulars of which are set out in Part A of Schedule 8;

Conditions Precedent means the conditions to Closing set out in clause 4.1, and Condition Precedent means any of them;

Confidential Information has the meaning given in clause 14.1;

Contractor means any individual whose services are made available to a Target Company for a significant portion of that individual’s working time and on a continuous basis pursuant to a services, consulting or similar agreement;

Contracts means any promise (written or oral), between a Target Company and another party to fulfil an obligation in return for consideration including, but not limited to, all loans, credit and other agreements under which the Company or any Target Company has obtained any financing;

Control means, together with its derivative meanings, in respect of any person, the possession, directly or indirectly, of the power to direct or cause the direction of the decisions, management and policies of that person, whether through ownership of voting securities or partnership interests, by contracts or otherwise;

Data Room means the data room comprising the documents and other information relating to the Target Companies made available by the Seller as listed on the data room index in the Agreed Form attached hereto as Exhibit F;

Default Interest means interest at Euribor plus three (3) per cent;

Designated Shareholders means any shareholder of the Company prior to Closing, excluding Joki Holding AG, 47,10 North,                     ,                      estate. This will include, but will not be limited to,                                                                                                                                                                                                                                                                ;

Designated Shareholders Bank Accounts means the bank account of each Designated Shareholder in its own name for the purposes of this Agreement as notified to the Purchaser (with full particulars for electronic transfer purposes) no later than five (5) Business Days prior to Closing);

Designated Shareholders Purchase Price means the price paid by the Seller for the 114,660 Shares representing a 3,15% shareholding in the Company held by the Designated Shareholders, being the aggregate amount of EUR 997,876.53 (nine hundred ninety-seven thousand eight hundred seventy-six Euros and fifty-three Cents) and representing the same price per Share paid to Joki for the Closing Sale Shares. The Designated Shareholders Purchase Price shall be paid from the Acquisition Price by the Purchaser to the Designated Shareholders on behalf of the Seller and shall be deducted from the purchase price otherwise payable by the Purchaser to the Seller for the Closing Sale Shares;

Designated Shareholders SPA has the meaning given to it in clause 4.1(b). The Designated Shareholders SPA is attached in Agreed Form as Exhibit C hereto;

Disclosure Letter means the letter from the Seller to the Purchaser containing disclosure against the Seller’s Warranties, executed and delivered to the Purchaser immediately before the signing of this Agreement and as may be updated at Closing in accordance with Clause 8;

Employees means the employees and Contractors of the Target Companies immediately prior to Closing;

Encumbrance means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or soil and land;

Environmental Consents means any Permit required under Environmental Laws for the carrying on the business of the Target Companies or the use of, or any activities or operations carried out at, any site owned or occupied by any Target Company;

Environmental Laws means all international, European Union, national, state, federal, regional or local Laws (including Common Law, Statute Law, Civil and Criminal Law) which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters or to the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;

Environmental Matters means all matters relating to the pollution or protection of the Environment;

Environmental Warranties means the warranties set out in clause 12 of Schedule 1;

Euribor means the display rate per annum of the offered quotation for deposits in Euro for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the Parties may agree) at or about 11.00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Exceptional Items means any fees or series of fees in excess of EUR 100,000 (one hundred thousand Euros) paid as set-up fees, installation fees, one time fees, sales of assets, or other non-recurring items, where series of fees means fees invoiced at once or over a maximum of six (6) months which relate to any of the foregoing. Set-up fees, installation fees, and one time fees mean fees that are front loaded or payable at the beginning of a contract term, new service term, or upgrade;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid point) for that currency into Euro on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by The Bank of England as at the close of business in London on such date;

Fair Disclosure and “Fairly Disclosed” means information accurately and fairly disclosed (with sufficient details to identify clearly the nature and scope of the matter disclosed);

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

Hazardous Substances means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapor) which is capable of causing harm or damage to the Environment;

Holdback Escrow Account means the bank account identified as such in the Holdback Escrow Agreement into which the Holdback Amount is to be paid;

Holdback Escrow Agent means Dr. Rudolf Kaindl, notary public in Vienna, Austria, or another notary public resident in Vienna, Austria, as jointly appointed by the Parties;

Holdback Escrow Agreement means the agreement pursuant to which the Holdback Amount is to be paid on or prior to Closing and held in escrow by the Holdback Escrow Agent, and providing for other matters dealt with therein, attached in Agreed Form as Exhibit D hereto;

Holdback Escrow Amount means EUR 12,120,240 (twelve million one hundred twenty thousand two hundred forty Euros);

Holdback Escrow Amount Joki Portion means EUR 9,090,180 (nine million ninety thousand one hundred eighty Euros);

Holdback Escrow Amount 47,10 Portion means EUR 3,030,060 (three million thirty thousand sixty Euros);

IFRS means the International Financial Reporting Standards adopted by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB;

Initial Claims Expiry Date has the meaning given in clause 1(a) of Schedule 2;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Indebtedness means (without double counting) any indebtedness for or in respect of: (i) moneys borrowed, (ii) any acceptance or documentary credit, (iii) any note purchase facility or any bond, note, debenture, loan stock or other instrument or security, (iv) any lease or hire purchase contract or credit sale or conditional sale agreement which would, in accordance with GAAP, be treated as a finance or capital lease or which was entered into primarily as a method of raising finance, (v) receivables sold or discounted (other than on a non-recourse basis), (vi) any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

Interim Period Covenants means the covenants set out in Schedule 4;

IRU means the indefeasible rights of use of portions of fiber capacity forming part of the Network as so determined in the infrastructure matrix disclosed in the Data Room;

IT Systems means the information and communications technologies used by the Target Companies;

Joki Loans means the loans made by the Company to the Seller of which EUR 1,750,000 (one million seven hundred and fifty thousand Euros) is outstanding, due and payable at Closing;

Key Managers means those Employees whose names are set out in Schedule 11;

Last Accounts means, collectively, the audited consolidated financial statements (balance sheet, profit and loss statement and statement of cash flows) of the Company for the accounting reference period ending on the Last Accounts Date, together with the auditors’ and directors’ reports and the notes to such financial statements as set out in the Data Room;

Last Accounts Date means 31 March 2007;

Law means (i) all laws, statutes, government ordinances, government or ministerial decrees, regulations, codes, statutes and other rules of general applicability; and (ii) all orders, permits, licenses, concessions, judgements, injunctions, decrees and the like actions of any Governmental Entity;

Leakage means:

(a)	the payment of any sum by any Target Company whether by way of distribution, dividend, return of capital (whether by reduction of capital or redemption or purchase of shares) or otherwise;

(b)	the transfer of any asset by any Target Company;

(c)	the indemnification or incurring of any liability by any Target Company;

(d)	the release or waiver by any Target Company of sums due to such Target Company;

(e)	the payment of any costs, bonuses or other sums by any Target Company; and

(f)	the entry into by any Target Company of any transactions outside the ordinary course of business save to the extent that any of the above actions constitutes a Permitted Leakage, and in each case to, on behalf of, or for the benefit of the Seller or Affiliate of the Seller;

Losses means all losses, damages, liabilities, costs (including without limitation reasonable legal costs and experts’ and consultants’ fees) charges, expenses, actions, proceedings, judgments, settlements, claims and demands including without limitation any penalty, interest, late payment interest or fine thereon or related thereto;

Management Accounts means, collectively, the unaudited combined balance sheets and profit and loss statements of the Target Companies as at the Management Accounts Date for the period of six (6) months ending on such date, as set out in the Data Room;

Management Accounts Date means 30 September 2007;

Material Adverse Change means the occurrence between the date of this Agreement, or the Last Accounts Date, as applicable, and Closing (both inclusive) of any event, fact or circumstance which has a materially adverse impact on, or cause a material deterioration of, the value the Target Companies taken as a whole;

Material Asset means any asset with a book value in the Last Accounts or the Management Accounts of EUR 200,000 (two hundred thousand Euros) or more but does not include any asset forming an integral part of the Network; and any other asset which is material to the business and operations of any Target Company regardless of its book value, except for any of the Properties related to the Network;

Material Contract means any contract to which a Target Company is a party currently in force:

(a)	which:

(i)	pursuant to its terms will as a direct result of the entry into and performance of the Transaction Documents result in (A) any other party being entitled to be relieved of any material obligation or becoming entitled to exercise any material right (including any termination or pre-emption right or other option, any right to accelerate any payment due or any right to any premiums or break costs) or (B) such Target Company being in material default;

(ii)	limits the ability of such Target Company to engage in any material line of its business as currently conducted or contemplated to be conducted in the twelve (12) months following Closing pursuant to the Business Plan or to compete with any person in respect of any such material business;

(iii)	involves a joint venture, consortium partnership or profit (or loss) sharing arrangement between a Target Company and any other person;

(iv)	involves a commitment by such Target Company to acquire or dispose of shares in another person; or

(v)	is a Material Supply Contract or a Material Customer Contract;

(b)	which grants to any Target Company an IRU forming part of the Network;

(c)	which is for the purchase of movable assets or real estate other than Network and involves scheduled payments or payments which could reasonably be expected to amount to EUR 100,000 (one hundred thousand Euros) in the aggregate ;

(d)	contains any restriction on the payment by a Target Company on the payment of dividends or other distributions;

(e)	involve the payment by or to such Target Company of more than EUR 200,000 (two hundred thousand Euros), has a residual term of more than one year and cannot be terminated by such Target Company without penalty to it on six months’ or less notice and which is not a supply contract or a customer contract; or

(f)	contract out to a third party all or a material part of the management of such Target Company;

Material Consent Contracts has the meaning given in clause 4 of this Agreement;

Material Customer Contract means any of the top thirty-five (35) customer framework contracts (and other material contracts or order forms binding on the Target Companies deviating materially from the terms of such framework agreements) of the Target Companies taken as a whole and measured by revenues received and projected in the financial year 2007/2008 as listed in the Disclosure Letter and, for the avoidance of any doubt, shall include the Vodafone Contract;

Material Supply Contract means any of the top twenty (20) supply contracts of the Target Companies taken as a whole and measured by cost incurred in the financial year 2006/2007 as listed in the Disclosure Letter;

                                 Loan means the loan agreed on 16 October 2007 between                                  and the Company in an amount of EUR 900,000 (nine hundred thousand Euros) and paid to the Company on 22 October 2007. The                                  Loan is non-interest bearing and repayable within nine (9) months of disbursement;

Memorex Turkey means MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Sirketi, a Turkish limited liability company with a share capital of YTL 250,000;

Network means the physical infrastructure and the assets comprised of: owned and leased points of presence (POPs), owned fiber network, leased fiber network, IRUs for fiber, leased and IRUs capacity, rights of way (ROW) for owned fiber network, and logical network: DWDM, SDH, Ethernet equipment and supporting equipment such as repeaters, signal re-generators, generators, UPS, etc., fully owned or used by the Company and the Target Companies which allow them to carry out their businesses as presently conducted;

Non-Compete Agreement means an agreement in the Agreed Form to be entered into by Mr. Helmut Mayerhofer undertaking not to compete directly or indirectly with any business of the Target Companies. The Non-Compete Agreement is attached in Agreed Form as Exhibit E hereto;

Non-Tax Claim means a Claim other than a Tax Claim;

Operational Costs means the costs incurred in the ordinary course of business;

Owned IP means the registered Intellectual Property Rights owned by the Target Companies. The Owned IP is listed in Schedule 9;

Permits means any material covenant, easement, grant, lease, licence, permission or right held or required to be held by any Target Company in connection with its activities;

Permitted Encumbrances means any Encumbrance arising in the ordinary course of business or by operation of Law;

Permitted Leakage means those payments as set out or described in Schedule 6;

Personal Commitments means, collectively, the guarantees, indemnities and letters of comfort set out in paragraph 4.4 (c) of the Disclosure Letter;

Prepaid Loans means, collectively, (i) the Indebtedness marked with an asterisk (“*”) in Schedule 12 and (ii) the loan agreement between Volksbank Niederösterreich-Mitte and the Company (account no.                     ) dated 17 June 2000;

Properties means the freehold and leasehold interests of the Target Companies in any property (including, for the avoidance of doubt, any property that is a part of the Network) brief particulars of which (other than with respect to Property that is part of the Network) are set out in Schedule 10;

Proposed Transaction means the transaction of purchase and sale of Shares and other transactions contemplated by this Agreement and the other Transaction Documents;

Purchaser Obligation means any representation, warranty or undertaking to indemnify given by the Purchaser to the Seller under this Agreement;

Purchaser’s Bank Account means the Purchaser’s bank account at                                                                                                   ; account name                                                        ; account number                                                                                            (and/or such other account(s) as the Purchaser may notify to the Seller in writing);

Purchaser’s Warranties means the specific Warranties given by the Purchaser pursuant to clause 8 and set out in Schedule 3;

Related Party means (A) any person that at any time in the twelve (12) months preceding the Transaction (i) has had direct or indirect control of the Company, (ii) has been directly or indirectly controlled by the Company, (iii) has been subject to common control from the same source, or (iv) has been in a joint venture with the Company; (B) any present Chairman of the Supervisory Board or other board member of any Target Company; (C) any person controlled directly or indirectly by any of the persons mentioned under part (B) of this definition or by any person related by blood in direct line or marriage to any of such persons mentioned in part (B) of this definition; and (D) any shareholder of the Company or any person controlling any shareholder of the Company. Where reference is made to a Related Party transaction or agreement in this Agreement, it shall exclude employment agreements or other similar agreement having the same purpose, unless otherwise indicated;

Representatives has the meaning given in clause 14.1;

Schedules means Schedules 1 to 14 to this Agreement, and Schedule shall be construed accordingly;

Seller means JOKI Holding AG;

Seller Obligation means any representation, warranty or undertaking to indemnify given by the Seller to the Purchaser under this Agreement;

Seller’s Bank Account means the Seller’s bank account                      (and/or such other account(s) of the Seller as the Seller may reasonably notify to the Purchaser in writing);

Seller’s Warranties means the specific Warranties given by the Seller pursuant to Clause 7 and set out in Schedule 1;

Senior Employee means any employee employed or engaged in relation to the Target Companies on a base annual salary (on the basis of full-time employment) in excess of EUR 50,000 (fifty thousand Euros) or local equivalent;

Shares means all Shares in the Capital of the Company being three million six hundred and forty thousand (3,640,000) bearer shares each with a nominal value of EUR 10 (ten Euros);

SH Loans means the loans made by the Company to certain shareholders as listed in the Disclosure Letter, which are to be repaid in accordance with clause 2.2(f) of this Agreement;

Subsidiaries means the companies details of which are set out in Part B of Schedule 8 and Subsidiary means any one of them;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Surviving Provisions means clauses 4.8 (Conditions to Closing), 13 (Announcements), 14 (Confidentiality), 15 (Assignment), 17 (Costs), 18 (Notices), 19 (Whole Agreement), 20 (Waivers, Rights and Remedies), 22 (Variations), 23 (Invalidity), 24 (No Third Party Enforcement Rights), 25 (Governing Law and Jurisdiction) and Schedule 7 (Definitions and Interpretation);

Target Companies means the Company and the Subsidiaries, and Target Company means any of them;

Tax means all federal, state, local or foreign taxes, stamp duties, real estate transfer taxes, employment related taxes, withholding taxes, levies or public Law charges of any kind, including, without limitation, social security contributions, and including any penalties and interest payable in connection with any of the foregoing;

Tax Return means any return, report, declaration, statement, claim for refund or information return or statement required to be filed with any Governmental Entity with respect to Taxes;

Trade Creditors means amounts payable at Closing in respect of trade creditors by a Target Company (including any Inter-Company Trading Debt, customers’ prepayments and trade bills payable) and capital creditors;

Trade Debtors means amounts receivable at Closing in respect of trade debtors by a Target Company (including any Inter-Company Trading Debt, amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);

Transaction Documents means this Agreement, the Disclosure Letter, the Holdback Escrow Agreement, any other documents in Agreed Form to be entered into pursuant to this Agreement;

Unconditional Date has the meaning given in clause 4.7 of this Agreement;

UTG Contract has the meaning given in clause 4.1(f) of this Agreement;

VAT means value added Tax and any similar sales or turnover Tax;

Vodafone Amendment has the meaning given in clause 4.1(e) of this Agreement;

Vodafone Contract means the framework agreement for the provision of dark fiber services among (i) Memorex Turkey, (ii) Vodafone Altyapi Telekomünikasyon Hizmetleri A.S and (iii) Vodafone Telekomünikasyon A.S. and dated 8 August 2007;

Vodafone means, collectively, Vodafone Altyapi Telekom. Hizm. AS. and Vodafone Telekom. AS.;

Warranties means the contractual statements contained in the Agreement, which take the form of assurances as to the condition of the relevant Parties;

Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day; and

                                 Loan means the EUR 10,000,000 (ten million Euros) loan granted by                                  to Memorex Turkey on 30 October 2007.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to EUR, Euro or € are references to the single currency which has been adopted by the member State of the European Union pursuant to the treaty establishing the European Community (signed in Rome on 25 March 1957) as amended by the Treaty on European Union (signed in Maastricht on 7 February 1992);

(e)	for the purposes of applying a reference to a monetary sum expressed in Euro, an amount in a different currency shall be deemed to be an amount in Euro translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 2);

(f)	any statement in this Agreement qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge or any similar expression shall be deemed only to be made on the basis of the actual knowledge at the date of this Agreement, of Mr. Helmut Mayerhofer, Mr. Bruno Walter, Mr. Robert Ochmanski, Mr. Andreas Reiss, Mr. Lars Jensen, Mr. Philipp Mayerhofer and each statutory director, managing director or general manager of each Subsidiary as at the date of this Agreement, in each case after having made due enquiry of the subject-matter of the statement with the appropriate Employees and shall mean that, in giving any Seller’s Warranty which is qualified by Seller’s awareness or knowledge, that Seller shall be deemed to have knowledge of any fact, matter or circumstance which would constitute an exception to such Warranty if any of such persons had actual knowledge of such event, fact or circumstance after having made such enquiry:

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the terms hereof, herein, hereby, hereto and derivative or similar words refer to this entire Agreement, including the Schedules hereto;

(i)	the terms Clause and Schedule shall refer to the specified Clause or Schedule of or to this Agreement;

(j)	any reference to writing or written means any method of reproducing words in a legible and non-transitory form (excluding email);

(k)	references to any law include a reference to that law as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant law;

(l)	references to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(m)	the expressions ordinary course of business or business in the ordinary course mean the ordinary and usual course of business of the relevant Target Company, consistent (including nature and scope) with the prior practice of such Target Company and/or as contemplated by the Business Plan;

(n)	references to contract and agreement include any arrangement, obligation, understanding or commitment; and

(o)	references to shares in a person include a reference to the shares, membership interests or other equity interests in such person and references to shareholders shall be construed accordingly.

3. Agreements. A reference to any agreement or other document shall be construed as a reference to that agreement or document as the same may have been, or may from time to time be, amended or supplemented.

4. Headings. The table of contents and titles and headings to clauses are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.

6. Exhibits and Schedules. The Exhibits and Schedules comprise Exhibits and Schedules to this Agreement and form part of this Agreement.

7. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SCHEDULE 8

INFORMATION ON TARGET COMPANIES

PART A

DETAILS OF THE COMPANY

Memorex Telex Communications AG is a stock corporation (Aktiengesellschaft) under Austrian Law, registered with the commercial register of the Regional Court (acting as commercial court) of Wiener Neustadt under the firm no. FN 99090 x. The stated share capital of the Company amounts to EUR 36,400,000 and is divided into 3,640,000 par value shares of EUR 10 each. The entire share capital has been paid-up.

PART B

DETAILS OF THE SUBSIDIARIES OF THE COMPANY

1.	Czech Republic

MEMOREX TELEX COMMUNICATIONS CZ, s.r.o. is a Czech limited liability company with a registered share capital of CZK 167,357,300; it is a 100% subsidiary of the Company.

2.	Slovakia

MEMOREX TELEX COMMUNICATIONS SK, Ltd. is a Slovakian limited liability company with a registered share capital of SKK 57,000,000; it is a 100% subsidiary of the Company.

3.	Ukraine

Memorex Telex Communications UA Ltd. is a Ukrainian limited liability company, which is a 100% subsidiary of the Company.

4.	Turkey

“MTCTR MEMOREX TELEKOMÜNIKASYON SANAYI VE TICARET LIMITED SIRKETI” is a Turkish limited liability company with a share capital of YTL 250,000; it is a 95% subsidiary of the Company; the remaining 5% shareholding is held by Mr. Mazlum.

5.	Bulgaria

MEMOREX TELEX COMMUNICATIONS BULGARIA EOOD is a Bulgarian limited liability company with a share capital of BGN 5200; it is a 100% subsidiary of the Company.

6.	Romania

MEMOREX TELEX COMMUNICATIONS S.R.L. is a Romanian limited liability company with a share capital of RON 18,000 (EUR 5,000); it is a 100% subsidiary of the Company.

7.	Italia

MEMOREX TELEX COMMUNICATIONS ITALIA SRL is an Italian limited liability company with a share capital of EUR 10,000; it is a 100% subsidiary of the Company

SCHEDULE 9*

OWNED IP

*	THE REGISTRANT HAS OMITTED THE CONTENTS OF THIS SCHEDULE FROM THE SEC FILING. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.

SCHEDULE 10*

PROPERTIES

*	THE REGISTRANT HAS OMITTED THE CONTENTS OF THIS SCHEDULE FROM THE SEC FILING. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.

SCHEDULE 11*

KEY MANAGERS

*	THE REGISTRANT HAS OMITTED THE CONTENTS OF THIS SCHEDULE FROM THE SEC FILING. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.

SCHEDULE 12*

CONTRACT AND PERMITS WITH CHANGE OF CONTROL PROVISIONS

*	THE REGISTRANT HAS OMITTED THE CONTENTS OF THIS SCHEDULE FROM THE SEC FILING. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.

SCHEDULE 13*

LETTER OF NOTIFICATION OF CHANGE OF CONTROL

*	THE REGISTRANT HAS OMITTED THE CONTENTS OF THIS SCHEDULE FROM THE SEC FILING. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.

SCHEDULE 14*

VODAFONE AMENDMENT

*	THE REGISTRANT HAS OMITTED THE CONTENTS OF THIS SCHEDULE FROM THE SEC FILING. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.

SIGNATURE

This Agreement is signed by duly authorised representatives of the Parties:

SIGNED for and on behalf of JOKI HOLDING AG	)	SIGNATURE:
)
	)	NAME:

SIGNED for and on behalf of Invitel Távközlési Szolgáltató Zrt.	)	SIGNATURE:
)
	)	NAME:

Exhibit A

SHARE TRANSFER AGREEMENT

by and between

JOKI Holding AG

and

47,10 north Holding AG

dated [•] 2007

THIS SHARE TRANSFER AGREEMENT (the “STA” or the “Agreement”) is entered into on the date written below by and between:

1.	47,10 north Holding AG, a stock corporation (Aktiengesellschaft) duly established and validly existing under the laws of Switzerland, with corporate seat in Zug and business address at Neugasse 7, 6300 Zug, Switzerland, registered with the commercial register of Kanton Zug under CH - 020.3.025.676-6, hereinafter also referred to as “Transferor”; and

2.	JOKI Holding AG, a stock corporation (Aktiengesellschaft) duly established and validly existing under the laws of Switzerland, with corporate seat in Zug and business address at Neugasse 7, 6300 Zug, Switzerland, registered with the commercial register of Kanton Zug under CH-020.3.005.028-9), hereinafter referred to as “Transferee”.

The Transferor and the Transferee shall hereinafter be referred to as the “Parties”.

PREAMBLE

WHEREAS, the Parties are shareholders of Memorex Telex Communications AG, a stock corporation (Aktiengesellschaft) duly established and validly existing under the laws of Austria, with corporate seat in Vösendorf and business address at Ortsstraße 24, A-2331 Vösendorf, Austria, registered with the county court of Wiener Neustadt under registration number FN 99090 x (the “Company”).

WHEREAS, the Transferor wishes to transfer and the Transferee wishes to acquire a total of 737,100 shares of the Company representing 20.25% of the total share capital of the Company held by the Transferor subject to the terms and conditions of this STA in order that the Transferee further transfers such shares to the Third Party Purchaser (as defined below).

WHEREAS, the Transferor is aware of the fact that the Transferee intends to further sell 3,481,660 of the shares in the Company (including the entire shares in the Company held by the Transferor) representing 95.65 % of the total share capital of the Company (the “Closing Sale Shares”) to Invitel Távközlési Szolgáltató Zrt., a company duly established and validly existing under Hungarian Law, registered under firm no. Cg. 13-10-040575, with its seat in Budaörs and business address at Puskás Tivadar u. 8-10., 2040 Budaörs, Hungary (the “Third Party Purchaser”) for a purchase price of EUR 30,300,600 (thirty million three hundred thousand and six hundred Euros) for all Closing Sale Shares (the “Closing Sale Shares Purchase Price”) by entering into a share purchase agreement with the Third Party Purchaser (the “Master Share Purchase Agreement”).

WHEREAS, a condition precedent to the completion of Master Share Purchase Agreement is the execution of an escrow agreement (the “Holdback Escrow Agreement”), pursuant to which a holdback amount for the coverage of potential claims of the Third Party Purchaser against the Transferee on the basis of the representations, warranties and indemnities (the “Warranties”) under the Master Purchase Agreement, in the amount of EUR 12,120,240 (twelve million one hundred twenty thousand two hundred forty Euros) (the “Holdback Escrow Amount”), is withheld from the Closing Sale Shares Purchase Price and to be paid by the Third Party Purchaser into an escrow account (the “Holdback Escrow Account”).

NOW THEREFORE, the Transferor and the Transferee hereby agree as follows:

1.	DESCRIPTION OF THE COMPANY

The Company is a stock corporation, duly established and validly existing under the laws of Austria, with corporate seat in Vösendorf and business address at Ortsstraße 24, 2331 Vösendorf, Austria, registered with the county court of Wiener Neustadt under registration number FN 99090 x.

2.	SHARE CAPITAL OF THE COMPANY

The registered share capital (Grundkapital) of the Company is fully paid-up and amounts to EUR 36,400,000.00 (Euro thirty-six million four-hundred thousand) (the “Registered Share Capital”). The Registered Share Capital is divided into 3,640,000 (three million six hundred forty thousand) bearer shares (Inhaberaktien) with a par-value of EUR 10.00 (Euro ten) each (Nennbetragsaktien). The Transferor owns 737,100 (seven hundred thirty seven thousand one hundred) shares of the Company representing 20.25% of the total share capital of the Company (the “Shares”). The Shares are to be transferred hereunder in order to be further transferred by the Transferee to the Third Party Purchaser pursuant to the Master Share Purchase Agreement and/or any other transfer documentation entered into by and between the Transferee and the Third Party Purchaser in connection with the Master Share Purchase Agreement.

3.	TRANSFER OF THE SHARES / DIVIDENDS

3.1	Transfer of the Shares

Upon the terms and conditions of this STA and subject to the Closing Condition as set forth in Section 4, the Transferor hereby transfers the Shares to the Transferee and the Transferee hereby accepts from the Transferor at Closing, the Shares. This transfer of the Shares shall be made in order to entitle the Transferee to further transfer such Shares to the Third Party Purchaser; it shall therefore be regarded as an irrevocable substitution for the Transferor selling and transferring such Shares directly to the Third Party Purchaser and the Transferee therefore solely acquires ownership over the Shares in trust with the obligation to further transfer such Shares to the Third Party Purchaser pursuant to the Master Share Purchase Agreement and/or any other transfer documentation entered into by and between the Transferee and the Third Party Purchaser in connection with the Master Share Purchase Agreement.

3.2	Transfer of the Share

The transfer of the Shares shall occur at Closing simultaneously (Zug-um-Zug) upon fulfillment of the provision set forth in Section 4.

3.3	Right to Profits

The transfer of the Shares hereunder shall include any and all rights pertaining to the Shares as of Closing. It shall furthermore explicitly include the right to receive dividends declared as of or after 1 April 2007, in order that the Transferee is entitled to further transfer such rights to the Third Party Purchaser.

3.4	Purchase Price

In exchange for the transfer of the Shares to the Transferee hereunder, the Transferor shall receive an amount of EUR 6,414,920.54 (six million four hundred fourteen thousand nine hundred twenty Euros and fifty-four Cents) (the “Purchase Price”), which equals the respective purchase price the Transferee receives from the Third Party Purchaser for such amount of shares in the Company pursuant to the terms of the Master Share Purchase Agreement.

The Parties acknowledge that the Transferee may have certain obligations towards the Third Party Purchaser (or any transferee of the Third Party Purchaser) on the basis of the Warranties pursuant to the terms and conditions of the Master Share Purchase Agreement.

The Transferor declares to have full knowledge of all Warranties given by the Transferee for the benefit of the Third Party Purchaser pursuant to the Master Purchase Agreement and acknowledges that the Warranties given by the Transferee pertain to all shares in the Company to be sold and transferred by Transferee to the Third Party Purchaser in the course of the closing of the Master Share Purchase Agreement.

The Transferor agrees to economically cover any obligations of the Transferee pursuant to the Warranties as set out in the Master Share Purchase Agreement in proportion to its shareholding in the Company versus the combined shareholding of Transferor and Transferee in the Company; this shall therefore cover such Warranties not only with respect to the Shares transferred hereunder but with respect to the full amount of the Warranties pursuant to the Master Share Purchase Agreement. To the extent the Transferee is held liable pursuant to the Warranties as set out in the Master Share Purchase Agreement, the Transferee shall solely be liable towards the Third Party Purchaser (or its respective transferee), including with respect to the Shares transferred to the Third Party Purchaser. However, the Transferee and the Transferor shall internally bear such amount of liability in the following proportion: 21.89% by the Transferor and 78.11% by the Transferee and the Transferee shall therefore be entitled to claim for compensation of any such portion from the Transferor.

3.5	Payment of the Purchase Price

The Purchase Price – less the amount of EUR 259,835.04 (two hundred and fifty-nine thousand eight hundred and thirty-five Euros and four Cents) representing that part of the SH Loans (as defined in the Master Share Purchase Agreement) payable by the Transferor to the Company – shall be paid directly by the Third Party Purchaser to the Transferor pursuant to the terms and conditions of the Master Share Purchase Agreement by wiring the following amounts to the following accounts at the date of Closing:

(a)	the Transferor’s portion of the Holdback Escrow Amount of EUR 3,030,060 (three million thirty thousand sixty Euros) into the Holdback Escrow Account, the details of which are to be specified in the Holdback Escrow Agreement, which is known to the Parties; and

(b)	EUR 3,125,025.50 (three million one hundred twenty-five thousand twenty-five Euros and fifty Cents) to the Transferor’s bank account at .

3.6	Release of Holdback Escrow Amount

The Holdback Escrow Amount shall be released to the Transferor subject to the terms and conditions of, and to the Transferor’s account specified in, the Holdback Escrow Agreement, of which the Transferor is aware, and subject to the provisions set forth in Section 3.4. For the avoidance of doubt, any payments made to the Third Party Purchaser (or any of its transferees) pursuant to the terms and conditions of the Master Share Purchase Agreement and the Holdback Escrow Agreement resulting in a reduction of the Holdback Escrow Amount available to be paid out to Transferor, shall not be compensated for by the Transferee but shall be regarded as a reduction of the Purchase Prices pursuant to Section 3.4 of this Agreement.

4.	CLOSING CONDITION

The transfer of the Shares shall only become effective concurrently with the closing and effectiveness of the Master Share Purchase Agreement. If the Master Share Purchase Agreement will not become effective, this STA shall cease to have force and effect and shall not create any binding obligations between the Parties.

5.	CLOSING

Concurrently with the fulfillment of the Closing Condition, the closing of the transactions contemplated by this STA (the “Closing”) shall take place (such date being the “Closing Date”), so that the Transferee receives full ownership over the Shares concurrently with the transfer of the Memorex shares covered by the Master Share Purchase Agreement into the ownership of the Third Party Purchaser pursuant to the Master Share Purchase Agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Transferor represents and warrants that the following statements are complete and true with respect to the Share as of the date of signing of this STA as well as of the Closing Date:

6.2	The Shares are legally valid and clear of third party rights of any kind, except for the pledge over seven hundred and twenty-eight thousand (728,000) of the Shares held by the Transferor granted to BAWAG P.S.K. as security under a loan facility provided to the Company pursuant to the loan agreement between the Company and BAWAG P.S.K. dated 22 December 2006.

6.3	The Transferor is the owner of the Shares and is free to sell and dispose of them.

6.4	There are no silent partnerships, profit-sharing agreements, profit transfer agreements, pre-emption rights or other obligations with respect to the Shares other than as set out in or fulfilled by way of this STA and the signing of this STA as well as the transfer of the Shares as set forth hereunder does not constitute a breach of any agreement or obligation conducted by the Transferor.

7.	COSTS, STAMP DUTIES, TAX

All transfer taxes and stamp duties in connection with the consummation of this STA shall be borne by the Transferor. The personal taxes in connection with this STA or any agreements to be concluded in connection therewith shall be borne by the respective Party. Each Party shall bear the costs of its own advisors.

8.	GENERAL PROVISIONS

8.1	The Parties herewith explicitly and irrevocably waive any right of termination or rescission of this Agreement due to error (Irrtum), duress (Zwang), fraud (List), laesio enormis pursuant to section 934 (laesio enormis) of the Austrian Civil Code.

8.2	Clauses and subsection headings in this STA are for ease of reference only and do not affect the construction of any provision.

8.3	Should any provision of this STA be or become wholly or partly invalid or unenforceable, this will not affect the validity or enforceability of the remaining provisions. The invalid or unenforceable provision shall be substituted by a valid or enforceable provision which in its essential purpose comes as close as possible to the invalid or unenforceable provision.

8.4	This STA shall not be amended orally and shall not be modified or discharged, in whole or in part, otherwise than by an instrument in writing signed by the respective Parties hereto or their successors.

8.5	This STA shall be binding upon each of the Parties and their respective successors, subject to the provisions of this STA.

9.	APPLICABLE LAW, JURISDICTION

9.1	The validity, interpretation and performance of this STA shall be governed by the laws of Switzerland without reference to its conflicts of law rules.

9.2	Any disputes arising out of or in connection with this STA shall be settled before the competent court of Zug, Switzerland.

                    , on

47,10 north Holding AG	JOKI Holding AG

Exhibit B*

Business Plan

*	The Registrant has omitted the contents of this exhibit from the SEC filing. The Registrant will furnish supplementally a copy of any omitted exhibit to the Commission upon request.

Exhibit C*

SHARE PURCHASE AGREEMENT

*	The Registrant has omitted the contents of this exhibit from the SEC filing. The Registrant will furnish supplementally a copy of any omitted exhibit to the Commission upon request.

Exhibit D

HOLDBACK ESCROW AGREEMENT

between

(1) JOKI Holding AG

(“Joki”)

and

(2) Invitel Távközlési Szolgáltató Zrt.

(“Invitel”)

and

(3) [            ]

(“Escrow Agent”)

CONTENTS

1.	Interpretation	1
2.	Appointment of Escrow Agent	5
3.	Opening of the Escrow Account	5
4.	Operation of the Escrow Account	5
5.	Release from the Escrow Account	7
6.	Interest and Fees	9
7.	The Escrow Agent	11
8.	Term of Agreement; resignation and revocation of Escrow Agent	13
9.	Confidentiality	14
10.	Representations and Warranties	15
11.	No set-off or withholding	15
12.	Notices	16
13.	Partial Invalidity	17
14.	Remedies and waivers	17
15.	Amendments and waivers	18
16.	Execution Versions	18
17.	Governing law	18
18.	Enforcement	18

THIS AGREEMENT (the “Agreement”) is dated [date] and made between:

(1)	JOKI Holding AG, a company incorporated and existing under the laws of Switzerland registered with the commercial register of Kanton Zug, with registration number CH-020.3.005.028-9, whose seat is at Neugasse 7, 6300, Zug, Switzerland(“Joki”);

(2)	Invitel Távközlési Szolgáltató Zrt., a company incorporated and existing under the laws of Hungary registered under number Cg. 13-10-040575, whose registered office is at Puskás Tivadar u. 8-10., 2040 Budaörs, Hungary (“Invitel”); and

(3)	[…], notary public, […], Austria (the “Escrow Agent”).

Preamble

(1)	WHEREAS, on 20 December 2007 Joki and Invitel entered into a Share Purchase Agreement (the “SPA”) under which Invitel, agreed to acquire the majority stake in the issued share capital of Memorex Telex Communications AG, a company incorporated and existing under the laws of Austria, with registration no. FN 99090x (the “Company”);

(2)	WHEREAS, a condition precedent to the completion of the acquisition of shares in the Company by Invitel is the execution and coming into force of this escrow agreement.

NOW, THEREFORE, IT IS AGREED as follows:

1.	Interpretation

1.1.	Definitions and interpretation

In this Agreement:

“47,10 North”	means 47,10 north Holding AG, a company incorporated and existing under the laws of Switzerland registered with the commercial register of Kanton Zug, with registration no. CH-020.3.025.676-6, whose seat is at Neugasse 7, 6300, Zug, Switzerland.

“Accounts”	shall have the meaning ascribed to such term in the SPA.

“Agreed Claim Certificate”	shall have the meaning ascribed to such term in Clause 5.2.1 (i).

“Agreement”	means this escrow agreement, including all schedules referred to in this agreement as amended from time to time.

1

“Annual Fee”	shall have the meaning ascribed to such term in Clause 6.2.

“Award Notice”	shall have the meaning ascribed to such term in Clause 5.2.1.

“Business Day”	means a day (other than a Saturday or a Sunday) on which the principal commercial banks are open for business during regular business hours in Austria, Switzerland, and in Hungary.

“Claim Notice”	shall have the meaning ascribed to such term in Clause 5.2.2.

“Closing Date”	shall have the meaning ascribed to “Closing Date” in the SPA as notified in writing by Joki and Invitel to the Escrow Agent.

“Company”	shall have the meaning ascribed to such term in the Preamble.

“Effective Date”	means the date when this Agreement comes into full force and effect between the Parties, which shall be the date on which, following signature of this Agreement by all Parties, the fees of the Escrow Agent have been paid to the Escrow Agent pursuant to Clause 6.2 of this Agreement.

“Escrow Account”	means the separate escrow account no. […] (IBAN: […]) opened by the Escrow Agent at ___ for which solely the Escrow Agent has signing authority.

“Escrow Agent”	means notary public, […], Austria.

“Escrow Amount”	means EUR 12,120,240 (twelve million one hundred twenty thousand two hundred forty Euros)to be deposited in the Escrow Account in accordance with the SPA.

“Escrow Amount Joki Portion”	means EUR 9,090,180 (nine million ninety thousand one hundred eighty Euros) to be deposited in the Escrow Account in accordance with the SPA.

“Escrow Amount 47,10 Portion”	means EUR 3,030,060 (three million thirty thousand sixty Euros) to be deposited in the Escrow Account in accordance with the SPA.

2

“Escrow Amount Notice”	shall have the meaning ascribed to such term in Clause 4.2.

“First Release Date”	shall have the meaning ascribed to such term in Clause 5.1.1

“Guidelines”	shall have the meaning ascribed to such term in Clause 4.6.

“Indemnities”	means the indemnities given by Joki for the benefit of Invitel under the SPA.

“Initial Fee”	shall have the meaning ascribed to such term in Clause 6.2.

“Invitel Account”	means the EUR denominated account no. IBAN opened by Invitel in its own name with , as notified to the Escrow Agent and Joki (with full particulars for electronic transfer purposes) within 10 (ten) Business Days of the Effective Date or from time to time thereafter in accordance with this Agreement.

“Joki Account”	means the EUR denominated account opened by Joki as notified to the Escrow Agent and Invitel (with full particulars for electronic transfer purposes) within 10 (ten) Business Days after the Effective Date or from time to time thereafter in accordance with this Agreement.

“Notice of Arbitration”	shall have the meaning ascribed to such term in Clause 5.2.2 (ii).

“Notice of Claim”	means written notice given by Invitel to Joki in the event that Invitel considers Joki to be in breach of the Warranties and/or Indemnities granted by Joki pursuant to the terms and conditions of the SPA, and stating that Invitel reserves its right to commence arbitral proceedings and/or is commencing arbitral proceedings against Joki.

“Parties”	means Joki and Invitel where relevant, and the Escrow Agent together, and “Party” means each of them.

3

“Register”	shall have the meaning ascribed to such term in Clause 4.7.

“Release Date”	means the First Release Date and the Second Release Date, as applicable.

“Second Release Date”	shall have the meaning ascribed to such term in Clause 5.1.2.

“Shareholders’ Meeting”	shall have the meaning ascribed to such term in the SPA.

“SPA”	shall have the meaning ascribed to such term in the Preamble.

“Warranties”	means the representations and warranties given by Joki for the benefit of Invitel under the SPA.

1.2.	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(i)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iii)	a provision of law is a reference to that provision as amended or re-enacted; and

(iv)	words imparting the singular include the plural and vice versa.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.3.	Currency symbols

“EUR”, “€”, “Euros” and “euros” denote the single currency unit of the states participating in the European Monetary Union as established by the Treaty of Amsterdam.

4

2.	Appointment of Escrow Agent

2.1	Joki and Invitel hereby appoint the Escrow Agent to act as escrow agent in accordance with the terms and conditions of this Agreement and the Escrow Agent hereby accepts this appointment.

2.2	The Escrow Agent’s duties and responsibilities, in its capacity as escrow agent, shall be contractual and not fiduciary and shall be limited to those expressly set forth in this Agreement (together with such other incidental rights, powers, authorities and discretions as it may have at law) and the Guidelines, and, notwithstanding any other agreement among the Escrow Agent and Joki and/or Invitel in respect of or relating to the Escrow Account or the funds credited to the Escrow Account. The Escrow Agent agrees and undertakes to deal with the Escrow Account and the Escrow Amount strictly in accordance with the terms of this Agreement.

3.	Opening of the Escrow Account

Promptly following the date hereof, and subject to the occurrence of the Effective Date, the Escrow Agent shall open the Escrow Account and shall confirm to the Parties the full account details of the Escrow Account sufficient to enable the international transfer of funds to the Escrow Account.

4.	Operation of the Escrow Account

4.1	The Escrow Agent shall be the only person authorised to deal with the Escrow Account and the Escrow Amount (or any part thereof) in the Escrow Account from time to time.

4.2

Immediately upon receipt of the full amount of the Escrow Amount on the Escrow Account in immediately available and cleared funds, the Escrow Agent shall notify Joki and Invitel of receipt of the Escrow Amount by sending a notice in the form attached hereto as Schedule 4.2 (Form of Escrow Amount Notice) (the “Escrow Amount Notice”). The other Parties will endeavour to notify in writing the Escrow Agent of the date on which the Escrow Amount will be transferred to the Escrow Account at least 3 (three) Business Days prior to such transfer, together with the particulars of the account from which the Escrow Amount will be transferred. For greater certainty and notwithstanding anything to the contrary herein or any provision of any other agreement, but without prejudice to the obligations of Joki and Invitel to pay the fees referred to in Clause 6.2, Joki and Invitel agree that Joki shall not be required to deposit or cause to be deposited any additional amount, other than the Escrow Amount Joki Portion, into the Escrow Account or any other account opened for the purpose of this Agreement. Whilst it is acknowledged

5

by Joki and Invitel that the Escrow Amount comprises the Escrow Amount Joki Portion and the Escrow Amount 47,10 Portion, this shall not affect Invitel’s rights to bring any claims against Joki under the provisions of the SPA and to be able to satisfy such claims in accordance with this Agreement. Notwithstanding this acknowledgment, neither Invitel nor the Escrow Agent hereby assume any liability or responsibility towards 47,10 North in respect of the Escrow Amount 47,10 Portion. 47,10 North shall only have recourse to Joki in respect of the Escrow Amount 47,10 Portion.

4.3	The Escrow Agent shall hold the Escrow Amount in escrow for Joki and Invitel and shall use, and procure the use of the Escrow Amount, in accordance with the provisions of this Agreement. The Escrow Agent shall not transfer or release the Escrow Amount (in whole or in part) except as provided in this Agreement.

4.4	The Escrow Agent shall clearly identify in its records the Escrow Account and shall keep the funds standing to its credit segregated from its own funds as well as from the funds of any of its other customers or third parties.

4.5	Any interest generated from the Escrow Account in accordance with Clause 6.1 (subject always to any deduction of tax at source properly charged to the Escrow Account) shall be retained in the Escrow Account until the First Release Date and shall be transferred to the Joki Account and/or the Invitel Account on the First Release Date, as provided in Clauses 5.1.1, 5.1.2, 5.2.1 or 5.2.4 (as the case requires), unless the balance standing to the credit of the Escrow Account has been reduced to zero by other releases in accordance with this Agreement prior to the First Release Date in accordance with other provisions of this Agreement. Any interest generated from the Escrow Account following the First Release Date shall be handled mutatis mutandis.

4.6	Joki and Invitel acknowledge that this Agreement shall be executed on the basis of the Guidelines of the Austrian Chamber of Notaries Public regarding the procedure of notarial trusteeship dated 8 June 1999 (the “Guidelines”).

4.7	Joki and Invitel agree that this Agreement will be registered with the Trusteeship Register of the Austrian Notaries (the “Register”) and that notices from the Register may be delivered to the Escrow Agent and the Austrian Chamber of Notaries Public.

4.8	The Escrow Agent has informed Joki and Invitel with respect to the insurance of the trusteeship pursuant to this Agreement.

4.9	The Escrow Agent hereby waives absolutely and unconditionally any preferential right of satisfaction or set-off it may have with respect to any amounts credited to the Escrow Account, whether based on this Agreement, the Guidelines, applicable law or otherwise. For greater certainty, no fees of the Escrow Agent or any other deductions will be made from the Escrow Account by the Escrow Agent.

6

5.	Release from the Escrow Account

5.1	Release to Joki

5.1.1	First Release Date

On the date, which falls 6 (six) months after the Closing Date (or if such date is not a Business Day, the first Business Day immediately following such date), (the “First Release Date”) the Escrow Agent shall transfer and release to the Joki Account (without any notice or other communication from the Parties, or other formalities being required) an amount of EUR 6,060,120 (six million sixty thousand one hundred twenty Euros) (together with any accrued interest due to Joki) less (i) the aggregate of the maximum amounts claimed under all outstanding Claim Notices (if any) which have been provided to the Escrow Agent pursuant to Clause 5.2.2 of this Agreement prior to the First Release Date (but only if or to the extent that any Claim Notice has not been revoked by written notice to the Escrow Agent (signed by Invitel) or not been cancelled pursuant to Clause 5.2.2 or Clause 5.2.3 or such amounts have not already been paid to Invitel pursuant to Clause 5.2.1) (ii) any amounts paid to Invitel in accordance with the provisions of this Agreement and (iii) any accrued interest due to Invitel,

5.1.2	Second Release Date

On the date, which is 1 (one) month after the earlier of (i) the date on which the second annual audited Accounts following the Closing Date are approved by the Shareholders’ Meeting and (ii) 3 (three) months after the last day of the second financial year ending after the Closing Date, (or, if such date is not a Business Day, the first Business Day immediately following such date) (the “Second Release Date”), the Escrow Agent shall transfer and release to the Joki Account (without any notice or other communication from the Parties, or any other formality, being required) the remaining balance then standing to the credit of the Escrow Account (together with any accrued interest due to Joki) less (i) the aggregate of the maximum amounts claimed under all outstanding Claim Notices (if any) which have been provided to the Escrow Agent pursuant to Clause 5.2.2 of this Agreement prior to the Second Release Date (but only if or to the extent that any Claim Notice has not been revoked by written notice to the Escrow Agent (signed by Invitel) or not been cancelled pursuant to Clause 5.2.2 or Clause 5.2.3 or such amounts have not already been paid to Invitel pursuant to Clause 5.2.1) and (ii) any accrued interest due to Invitel, which it shall transfer and release to the Invitel Account.

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Joki and Invitel shall furthermore be obliged to jointly notify the Escrow Agent in writing of the dates referred to in Clauses 5.1.1 and 5.1.2 above. However, failure of Invitel to provide such information shall not prevent the Escrow Agent from complying with the release provisions set out above, if the Escrow Agent otherwise determines the date of the First or Second Release Date in accordance with this Agreement. As soon as such transfer shall have been effected, the Escrow Agent shall notify Joki and Invitel of the transfer to the aforesaid account.

5.2	Releases to Invitel

5.2.1	The Escrow Agent shall release and transfer to Invitel (by transfer to the Invitel Account) from (and only up to) the balance standing to the credit of the Escrow Account:

(i)	within 3 (three) Business Days from receipt of an agreed claim certificate by the Escrow Agent, signed by or on behalf of each of Joki and Invitel, substantially in the form attached hereto as Schedule 5.2.1 (i) (Form of Agreed Claim Certificate) (the “Agreed Claim Certificate”), the amount set out in the Agreed Claim Certificate; and

(ii)	within 3 (three) Business Days from receipt of an award notice by the Escrow Agent, signed by Invitel or by Joki, substantially in the form attached hereto as Schedule 5.2.1 (ii) (Form of Award Notice) (an “Award Notice”), the amount specified in the final arbitral award/decision attached to the Award Notice, as being due and payable by Joki to Invitel by way of damages for breach of any of the Warranties or in respect of any Indemnities given in the SPA, provided always that the amount released and transferred shall only be the lesser of: (a) the amount set out in the Agreed Certificate or Award Notice as the case may be; and (b) the balance standing to the credit of the Escrow Account (including any and all accrued interest).

5.2.2	If at any time prior to the Second Release Date, the Escrow Agent receives from Invitel a claim notice substantially in the form attached hereto as Schedule 5.2.2 (i) (Form of Claim Notice) (the “Claim Notice”), the Escrow Agent shall promptly notify Joki of receipt of such Claim Notice and shall retain in the Escrow Account the amount specified in the Claim Notice until receipt of either:

(i)	an Agreed Claim Certificate referring to such Claim Notice, in which case the Escrow Agent shall proceed as indicated in Clause 5.2.1 (i); or

(ii)	an Award Notice referring to such Claim Notice (in which case the Escrow

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Agent shall proceed as indicated in Clause 5.2.1 (ii)), provided however that the arbitration procedure has been initiated by Invitel within 6 (six) months of the date of the Claim Notice. Invitel shall notify the Escrow Agent immediately about the initiation of arbitration in relation to each claim for which it has delivered a Claim Notice, by sending a notice substantially in the form attached hereto as Schedule 5.2.2 (ii) (Form of Notice of Arbitration) (the “Notice of Arbitration”). Failure by Invitel to initiate the arbitration procedure and to notify the Escrow Agent within the aforesaid six month period shall result in the cancellation of the respective Claim Notice.

5.2.3.	Claim Notices and the Release Date

For the avoidance of doubt, if either on the First Release Date or on the Second Release Date there are outstanding Claim Notices (which have not been cancelled in accordance with this Agreement) delivered by Invitel prior to or on such date, the Escrow Agent shall retain the aggregate of the maximum amounts claimed under all outstanding Claim Notices in the Escrow Account until one of the actions set out in Clause 5.2.2 (i) or Clause 5.2.2 (ii) above takes place.

5.2.4.	Release of Balance of Funds

If any amounts have been retained in the Escrow Account after the Second Release Date pursuant to Clause 5.2.3, then, upon the delivery of: (i) an Agreed Claim Certificate; or (ii) an Award Notice (as the case may be) (each a “Relevant Notice”) in respect of any Claim Notices which have been delivered and not cancelled under this Agreement, the difference (if any) in the amount which was required to be retained in the Escrow Account in respect of the relevant underlying Claim Notices to which such Relevant Notice or Relevant Notices relate in excess of any amount required to be paid to Invitel pursuant to Clause 5.2.1 shall be immediately paid to the Joki Account.

If any amounts exceeding EUR 6,060,120 (six million sixty thousand one hundred twenty Euros) have been retained in the Escrow Account after the First Release Date pursuant to Clause 5.2.3, the procedure set out in the preceding paragraph of this Clause 5.2.4 shall also apply with respect to any such exceeding amounts.

6.	Interest and Fees

6.1	Interest

The Escrow Account shall yield interest and the Escrow Amount shall accrue interest in accordance with the following formula: [•]. The interest so accrued shall

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belong to Joki and/or Invitel in amounts proportionate to amounts released to them from the Escrow Account (if any) and shall be payable in accordance with Clauses 5.1.1, 5.1.2, 5.2.1 or 5.2.4. Interest accruing on any amount retained in the Escrow Account after the Second Release Date shall be treated mutatis mutandis.

6.2	Escrow Agent’s Fees and Expenses

Joki and Invitel shall each pay within [•] Business Days of the date hereof to the Escrow Agent a fee of EUR [•] for its services as escrow agent under this Agreement and for all expenses incurred by the Escrow Agent under this Agreement. The aggregate fee of EUR [•] is for the period up to and including the Second Release Date (as defined in Clause 5.1.2.) (“Initial Fee”), thereafter an aggregate fee of EUR [•] per annum [•] (“Annual Fee”), payable in advance, plus any legal costs and management time in case of legal proceedings. This Agreement shall come into full force and effect only upon full payment of the Initial Fee. The liability of Joki and Invitel for the fees set out above shall be several and Joki shall be liable for [50]% of any such fee and Invitel shall be liable for [50]% of any such fee. In any case, such amounts shall not be paid from amounts standing from time to time to the credit of the Escrow Account and the Escrow Agent shall have no claim of any nature whatsoever and no right of set off and shall not be entitled to receive under any circumstances any portion of the Escrow Amount (or any portion of the interest accruing thereon). The Escrow Agent shall promptly notify all Parties upon receipt of payment of its Initial Fee hereunder which notification shall constitute conclusive confirmation to all Parties that the Effective Date has occurred.

In the event that at any time after the payment of the Initial Fee or Annual Fee the balance on the Escrow Account shall be reduced to zero and the Escrow Agent shall cease to be under any obligation hereunder then the Escrow Agent shall refund such portion of the Annual Fee pro rata to the number of months remaining in the year for which the Annual Fee relates, after the balance on the Escrow Account is reduced to Zero. Half of such reimbursed amount shall be paid to each of Joki and Invitel. The Initial Fee shall only be repaid if Closing does not occur under the SPA and the SPA is terminated. In the event that, pursuant to Clause 5.2.2, an amount is retained in the Escrow Account after the Second Release Date, each of Joki and Invitel shall continue to be severally liable for the Escrow Agent’s Annual Fee pursuant to the first paragraph of this Clause 6.2 until the balance of the Escrow Account is reduced to zero. In the event that Joki or Invitel does not pay its share of the Annual Fee to the Escrow Agent in the manner prescribed above, Joki or Invitel (as applicable) may pay the entire Annual Fee due to the Escrow Agent and shall seek reimbursement of 50% of such fee from Joki or Invitel (as the case may be). The so paying party shall issue a written notice to the other party seeking repayment of their share of the Annual Fee. Interest will accrue each day on the sum outstanding at a rate of [•]% unless the amount is received by Joki or Invitel within 3 (three) Business Days of the date of the notice.

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7.	The Escrow Agent

7.1	Duties of Escrow Agent

(i)	The Escrow Agent shall not be bound to perform any action and shall have no rights, duties or obligations other than those expressly set out herein.

(ii)	The Escrow Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Escrow Agent for that Party by any person.

(iii)	The Escrow Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

7.2	Rights and discretions of Escrow Agent

(i)	The Escrow Agent may rely on:

(a)	any representation, notice, document, waiver, consent, receipt or other evidence or instrument which it reasonably and in good faith believes to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(ii)	The Escrow Agent may act in relation to this Agreement through its personnel and agents.

(iii)	The Escrow Agent may disclose to any other Party any information it reasonably believes it has received as agent of the other Parties under this Agreement.

(iv)	Notwithstanding any other provision of this Agreement to the contrary, the Escrow Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality, but may do anything which, in its opinion, is necessary to comply with any law or regulation of any jurisdiction.

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7.3	No Responsibility for documentation

The Escrow Agent is not responsible:

(i)	for the authenticity, adequacy, accuracy and/or completeness of any document (including any signature affixed thereon) supplied to the Escrow Agent in connection with this Agreement;

(ii)	for the execution, legality, validity, effectiveness, adequacy or enforceability of this Agreement, the SPA or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any of these documents; or

(iii)	for the genuineness or validity of any notice or other documents or instruments or any communication of whatever nature delivered to it provided that the foregoing shall not release the Escrow Agent from acting reasonably, in good faith and in accordance with the provisions of this Agreement.

7.4	Limitation of liability

The Escrow Agent will not be liable:

(i)	for any damage, cost, loss or liability incurred by any other Party as a consequence of any action taken or omitted to be taken by it under or in connection with this Agreement, unless caused by its gross negligence, wilful misconduct or a material breach of its obligations and duties under this Agreement; or

(ii)	for any delay (or any related consequences) or failure in crediting or transferring any amounts required under this Agreement to be paid if the Escrow Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Escrow Agent for that purpose.

No Party may take any proceedings against the Escrow Agent in respect of any act or omission of any kind (excluding for breach of this Agreement, gross negligence or wilful misconduct) by the Escrow Agreement in relation to this Agreement or the Escrow Account.

7.5	Reliance on signatures as evidence of authorisation

In connection with any notice that is given in connection with this Agreement, if it purports to be signed by any person whose name and signature is set out in Schedule 7.5 (Authorised Signatories), or in respect of Invitel two directors or in

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respect of Joki a member of the managing board (Verwaltungsrat), whose capacity as such in each case of Invitel and Joki is evidenced by an extract of the registrar of companies, the Escrow Agent shall be entitled to treat such document as having been duly authorised and signed for and on behalf of the Party for whom such person is identified in Schedule 7.5 as being an authorised signatory.

8.	Term of Agreement; resignation and revocation of Escrow Agent

8.1	This Agreement shall enter into force upon execution by all Parties hereto (subject only to payment of the Escrow Agent’s Initial Fee in accordance with Clause 6.2) and shall terminate, and no Party shall have any further obligation or liability to any of the others (but without prejudice to the rights of the Parties accrued up to the date of termination), after (i) the balance standing to the credit of the Escrow Account is reduced to zero; or (ii) if the Escrow Amount is not deposited within 30 days of the date hereof, on the date 31 days after the date of this Agreement. Upon termination of this Agreement, the Escrow Agent shall close the Escrow Account without any further action of any other Party.

8.2	Notwithstanding the foregoing:

(i)	the Escrow Agent may upon not less than 45 (forty-five) days prior written notice to the other Parties resign as escrow agent under this Agreement, in which case the resigning Escrow Agent (with the approval of Joki and Invitel) may appoint a successor Escrow Agent at no cost for Joki and Invitel; and

(ii)	the other Parties hereto can unanimously (a) revoke the appointment of the Escrow Agent as escrow agent under this Agreement and (b) appoint a successor Escrow Agent.

8.3	If the Escrow Agent has not appointed a successor Escrow Agent in accordance with paragraph (i) of Clause 8.2 or such successor Escrow Agent has not executed an agreement with the Parties (other than the retiring Escrow Agent) by which the successor Escrow Agent agrees to be bound by the terms of this Agreement as the Escrow Agent hereunder within 20 (twenty) days after notice of resignation was given, Invitel and Joki shall appoint a successor Escrow Agent promptly and in any event prior to the expiry of the notice period provided by the Escrow Agent under Clause 8.2(i).

8.4	The retiring Escrow Agent shall, at its own cost, make available to the successor Escrow Agent the Escrow Amount (including interest accrued on the Escrow Amount before the effective date of the resignation of the retiring Escrow Agent) which has not yet been disbursed in accordance with this Agreement and such documents and records and provide such assistance as the successor Escrow Agent may reasonably request for the purposes of performing its functions as Escrow Agent under this Agreement.

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8.5	The Escrow Agent’s resignation notice under paragraph (i) of Clause 8.2 and the other Parties’ revocation notice under paragraph (ii) of Clause 8.2 shall only take effect upon the appointment of a successor Escrow Agent and the execution of an agreement with the Parties (other than the retiring Escrow Agent) and the successor Escrow Agent by which the successor Escrow Agent agrees to be bound by the terms of this Agreement as Escrow Agent hereunder and the discharge by the Parties (other than the retiring or revoked Escrow Agent) of all rights of the retiring or revoked Escrow Agent accrued up to the effective date of resignation or revocation (as applicable).

8.6	Upon the appointment of a successor, the retiring Escrow Agent shall be discharged from any further obligation in respect of this Agreement but shall remain liable in accordance with Clause 7.4 for any action taken or omitted to be taken before the effective date of its resignation or revocation of appointment. The successor Escrow Agent and each of the other Parties shall have the same rights and obligations amongst themselves hereunder as they would have had if such successor had been an original Party.

8.7	Clause 9 shall survive the termination of this Agreement and/or shall continue to be binding on the Escrow Agent also following its revocation or resignation.

9.	Confidentiality

9.1	The Escrow Agent shall not disclose to any Person (except with the prior consent of the other Parties) any information which the Escrow Agent has acquired under or in connection with this Agreement other than:

(i)	to a successor Escrow Agent appointed in accordance with Clause 8 and to employees, officers or agents of that successor Escrow Agent to the extent required for the successor Escrow Agent to perform its obligations hereunder;

(ii)	if required to do so under the Guidelines (section 37 of the Law on Notaries Public) or by an enforceable order of a court, governmental, banking or taxation authority of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise; and

(iii)	to its auditors and legal and other professional advisers bound by a professional, statutory or contractual duty of secrecy.

9.2	The confidentiality obligations set out in Clause 9.1 shall not apply to:

(i)	information already known to the recipient otherwise than in breach of this Clause 9;

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(ii)	information also received from another source on terms not requiring it to be kept confidential; and

(iii)	information which is or becomes publicly available otherwise than in breach of this Clause 9.

10.	Representations and Warranties

Each of Joki and Invitel (in respect of itself) makes the representations and warranties set out in this Clause 10 to the other Parties on the date of this Agreement:

10.1	It is a company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

10.2	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with (i) any law or regulation applicable to it, (ii) its constitutional documents or (iii) any agreement or instrument binding upon it or any of its assets.

10.3	It has the power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

10.4	All authorisations required or desirable (i) to enable the Parties lawfully to enter into, exercise their rights and comply with their obligations under this Agreement, and (ii) in respect of Joki and Invitel to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

10.5	In respect of Joki and Invitel, under the laws of its jurisdiction of incorporation it is not necessary (i) that this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or (ii) that any stamp, registration or similar tax be paid on or in relation to this Agreement.

11.	No set-off or withholding

11.1	All payments to be made under this Agreement shall be calculated and be made without (and free and clear of any deduction for) deduction for any bank transfer or other similar administrative or other charges, costs or fees, and without set-off or counterclaim (other than withholding tax payable on interest on the Escrow Account pursuant to the law of the jurisdiction in which the Escrow Account is located).

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11.2	Nothing herein shall require the Escrow Agent to increase the amount of any payment to the account of any Party to compensate for any deduction for any bank transfer or other similar administrative or other charges, costs or fees as may be levied by any bank receiving funds transferred pursuant to this Agreement.

12.	Notices

12.1	Any notice in connection with this Agreement shall be delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside working hours, notice shall be deemed to have been received at the start of working hours on the next following Business Day.

12.2	The addresses and fax numbers of the Parties for the purpose of this Clause 12 are:

JOKI Holding AG	Address:	Fax:

Neugasse 7, 6300 Zug, Switzerland

Attention: Verwaltungsrat

Copies to:	Address:	Fax:

Freshfields Bruckhaus Deringer	Seilergasse 16, A-1010 Vienna, Austria

Attention: Dr. Konrad Gröller

Invitel Távközlési Szolgáltató Zrt.	Address:	Fax:

Puskás Tivadar u. 8-10., 2040 Budaörs, Hungary

Attention: Chief Executive Officer

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Copies to:	Address:	Fax:

Invitel Távközlési Szolgáltató Zrt.	Puskás Tivadar u. 8-10. 2040 Budaörs, Hungary

Attention: Chief Financial Officer

[Escrow Agent]	Address:	Fax:

	[•]	[•]

Attention: [•]

12.3	Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be (i) in English or (ii) if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

13.	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Parties hereto, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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15.	Amendments and waivers

No term of this Agreement may be amended or waived without the prior writhen consent of the Parties.

16.	Execution Versions

This Agreement has been executed by the Parties in 3 (three) original copies, one for each Party.

17.	Governing law

This Agreement is governed by Austrian law, without reference to its conflict of laws rules.

18.	Enforcement

18.1	Performance under this Agreement shall continue if and so far as reasonably possible during any disagreement or arbitration proceedings.

18.2	All disputes arising in connection with this Agreement shall be finally settled in Vienna, Austria under the rules of conciliation and arbitration of the International Chamber of Commerce (ICC) in the English language by 3 (three) arbitrators appointed in accordance with said rules.

18.3	All reasonable attorney’s fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within 5 (five) days of receipt of written demand from the prevailing party following the rendition of the written decision of the arbitration tribunal, or as otherwise ordered by the arbitration tribunal. On the application of such prevailing party before or after the initial decision of the arbitration tribunal, and proof of its attorneys’ fees and costs, the arbitration tribunal shall order the other party to the arbitration to make the payments provided for in the preceding sentence.

18.4	Any decision rendered by any arbitration tribunal pursuant to this clause shall be final and binding on the parties thereto, and award thereon may be entered by any court of competent jurisdiction. The Parties specifically agree that any arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

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18.5	Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in this clause, and the Parties stipulate that the provisions hereof shall be a complete defence to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this clause shall survive the termination or expiration of this Agreement.

18.6	Notwithstanding the terms of this clause or any contrary provisions in the ICC rules, at any time before and after a demand for arbitration is presented, the Parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The Parties acknowledge and agree that any such action by a Party shall not be deemed to be a breach of such Party’s obligation to arbitrate all disputes under this clause or infringe upon the powers of any arbitral panel.

18.7	The Parties expressly agree that (in the absence of fraud or manifest error) the decision of the arbitration tribunal shall be final and binding upon the Parties to any arbitration proceedings commenced pursuant to this Clause 18 and upon any other Party served with a request for arbitration (whether such Parties participate in the arbitration or not).

18.8	Subject to Clause 18.7, all Parties to this Agreement (which shall include all Parties to any arbitration proceedings commenced pursuant to this Clause 18.) and any other Party served with a request for arbitration (whether such Parties participate in the arbitration or not) hereby expressly exclude all and any rights of appeal from all and any awards.

This Agreement has been executed on the date stated at the beginning of this Agreement.

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SIGNATURES

JOKI Holding AG

By:

Names: [...]

Invitel Távközlési Szolgáltató Zrt.

By:

Names: [...]

[Escrow Agent]

By:

Names: [...] and [...]

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Schedule 4.2

(Form of Escrow Amount Notice)

To:	JOKI Holding AG

Fax:	[ ]
Attention:	[ ]

To:	Invitel Távközlési Szolgáltató Zrt.

Fax:	[ ]
Attention:	[ ]

[date]

Dear Sirs

Escrow Agreement dated […]

We refer to the escrow agreement (the “Agreement”) dated [    ] 2007 made among JOKI Holding AG, Invitel Távközlési Szolgáltató Zrt. and [Escrow Agent]. Terms defined in the Agreement bear the same meaning in this letter. This letter is the Escrow Amount Notice as defined in the Escrow Agreement.

We confirm that we have received the amount of EUR 12,120,240 (twelve million one hundred twenty thousand two hundred forty Euros) as the Escrow Amount on the Escrow Account and will hold these amounts in escrow in accordance with the terms of the Agreement.

Yours faithfully

authorised signatories for
[Escrow Agent]

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Schedule 4.6

Guidelines

- […] pages –

[Escrow Agent to supply]

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Schedule 5.2.1 (i)

Form of Agreed Claim Certificate

To:	[Escrow Agent]

Fax:	[ ]
Attention:	[ ]

[date]

Dear Sirs

Escrow Agreement dated [ ]

We refer to the escrow agreement (the “Agreement”) dated [            ] and made among JOKI Holding AG, Invitel Távközlési Szolgáltató Zrt. and [Escrow Agent]. Terms defined in the Agreement bear the same meanings in this letter.

This letter is an Agreed Claim Certificate as referred to in clause 5.2.1 (i) of the Agreement.

We hereby notify you that Joki and Invitel have agreed to settle the potential claim or claims by Invitel against Joki under the Warranties and/or Indemnities in the SPA (together the “Potential Claim”), as notified to you in the Claim Notice dated [            ] 20[    ]. For the purpose of the settlement of the Potential Claim, the amount owing by Joki to Invitel is:

EUR [            ].

By their respective signatures to this Agreed Claim Certificate Joki and Invitel instruct you to release and transfer such amount as set out above (subject to the terms of clause 5.2.1 of the Agreement) to the Invitel Account.

Yours faithfully

[ ]
duly authorised, for and on behalf
JOKI Holding AG

[ ]
duly authorised, for and on behalf
Invitel Távközlési Szolgáltató Zrt.

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Schedule 5.2.1 (ii)

Form of Award Notice

To:	[Escrow Agent]

Fax:	[ ]
Attention:	[ ]

[date]

Dear Sirs

Escrow Agreement dated [ ]

We refer to the escrow agreement (the “Agreement”) dated [            ] and made among JOKI Holding AG, Invitel Távközlési Szolgáltató Zrt. and [Escrow Agent]. Terms defined in the Agreement bear the same meanings in this letter.

We enclose a copy of a final arbitral award/decision of the [                    ] in [    ] under which Joki are obliged to pay to Invitel for breach of the Warranties and/or Indemnities in the amount of:

EUR [            ].

Please release and transfer immediately the amount set out herein (subject to clause 5.2.1) to the Invitel Account.

Upon receipt thereof into the Invitel Account the Claim Notice dated [            ] 20[    ], which is the subject of the arbitral award/decision referred to above, shall be deemed to have been cancelled for all purposes of clause 5 of the Agreement.

Please confirm receipt of this instruction immediately.

Yours faithfully

[ ]	[ ]
duly authorised, for and on behalf JOKI Holding AG	duly authorised, for and on behalf Invitel Távközlési Szolgáltató Zrt.

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Schedule 5.2.2 (i)

Form of Claim Notice

To:	[Escrow Agent]

Fax:	[ ]
Attention:	[ ]

To:	JOKI Holding AG

Fax:	[ ]
Attention:	[ ]

[date]

Dear Sirs

Escrow Agreement dated […]

We refer to the escrow agreement (the “Agreement”) dated [            ] and made among JOKI Holding AG, Invitel Távközlési Szolgáltató Zrt. and [Escrow Agent]. Terms defined in the Agreement bear the same meanings in this letter. This letter is a Claim Notice as defined in the Agreement.

We hereby give you notice that:

1.	Invitel claims that Joki is in breach of one or more of the Warranties and/or Indemnities given under the SPA, and has, on the date hereof, given notice of its claim to Joki;

2.	such breach(es) and/or the amount(s) claimed by Invitel from Joki to compensate Invitel for such breach(es) have not been agreed with Joki and, accordingly, we reserve the right to issue or have issued arbitral proceedings against Joki with respect to such breach(es); and

3.	the amount claimed is EUR […].

Please retain in the Escrow Account the amount set out herein until delivery of an Agreed Claim Certificate or an Award Notice referring to this Claim Notice in accordance with Clause 5.2.1 of the Agreement.

Please confirm receipt of this instruction immediately.

Yours faithfully
[ ]
duly authorised, for and on behalf of
Invitel Távközlési Szolgáltató Zrt.

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Schedule 5.2.2 (ii)

Form of Notice of Arbitration

To:	[Escrow Agent]

Fax:	[ ]
Attention:	[ ]

To:	JOKI Holding AG

Fax:	[ ]
Attention:	[ ]

[date]

Dear Sirs

Escrow Agreement dated […]

We refer to the escrow agreement (the “Agreement”) dated [    ] and made among JOKI Holding AG, Invitel Távközlési Szolgáltató Zrt. and [Escrow Agent]. Terms defined in the Escrow Agreement bear the same meanings in this letter. This letter is a Notice of Arbitration as defined in the Escrow Agreement.

We hereby give you notice that Invitel has initiated arbitral proceedings against Joki in connection with the claim referred to in the Claim Notice dated [    ] 20[    ], as results from the [    ] attached hereto.

Please continue to retain in the Escrow Account the amount set out in the Claim Notice dated [    ] 20[    ] until delivery of an arbitral award/decision in accordance with Clause 5.2.1 (ii) of the Agreement.

Please confirm receipt of this instruction immediately.

Yours faithfully

[ ]
duly authorised, for and on behalf of
Invitel Távközlési Szolgáltató Zrt.

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Schedule 7.5

Authorised Signatories

Name	Signature	Party for whom such person is an authorised signatory
JOKI Holding AG

Invitel Távközlési Szolgáltató Zrt.

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Exhibit E

HELMUT MAYERHOFER

and

MEMOREX TELEX COMMUNICATIONS AG

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT

This Agreement is made on the [•] day of [•] 2008

BETWEEN

(1)	Helmut Mayerhofer resident at (the “Non-Competing Person”); and

(2)	Memorex Telex Communications AG, a company incorporated and existing under the laws of Austria, registered under number FN 99090 x, whose registered office is at Ortsstraße 24, A-2331 Vösendorf, Austria (the “Company”)

(each a “Party” and together the “Parties”).

WHEREAS:

(A)	On 20 December 2007 Invitel Távközlési Szolgáltató Zrt., a company constituted under Hungarian Law, registered under firm no. Cg. 13-10-040575, with its seat in Budaörs and business address at Puskás Tivadar u. 8-10., 2040 Budaörs, Hungary (“Invitel”), signed a share purchase agreement (the “Share Purchase Agreement”) with JOKI Holding AG, registered under number CH-020.3.005.028-9, whose registered office is at Neugasse 7, CH-6300 Zug, Switzerland, regarding the purchase of the majority of the shares in the Company (the “Transaction”). The execution and delivery of this Agreement by the Company and the Non-Competing Person is a condition to the consummation of the Transaction.

(B)	The Non-Competing Person is a shareholder in the Company and will therefore receive a proportion of the price paid by Invitel following completion of the Transaction. The Non-Competing Person also has a position on the supervisory board of the Company.

Accordingly, the Parties agree as follows:

SECTION 1. Definitions

“Associate”	means, as the context may require:

(a) the husband, wife, children (including adopted children) or grandchildren of the Non-Competing Person from time to time;

(b)    the trustees of any settlement set up by or for any person as described in (a) above or the Non-Competing Person provided that such persons who are in a relationship referred to in (a) above to the Non-Competing Person are or are capable of being a beneficiary or beneficiaries thereof;

(c) any company Controlled by the Non-Competing Person or any person referred to in paragraph (a) above or any trust referred to in paragraph (b) above; and

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(d) in relation to any person, any other person directly or indirectly Controlling or Controlled by or under common Control with such person.

“Business”	means the business of the Company and any of its subsidiaries or affiliates, in each case as currently conducted or described in the Business Plan (as attached to the Share Purchase Agreement).

“Competitive Business”	means any company, firm or business which is involved in services such as or similar to the Services and, in particular, the design, development, operation, management, sale, purchase, letting or funding of an existing or proposed dark fibre and/or high capacity network circuit or any other wholesale telecom related activity, in the Restricted Territory which operates or is intended to operate in competition with the Business.

“Confidential or Proprietary Information”	means all information which is known to the Non-Competing Person, relates to the Business and involves matters such as trade secrets, proprietary technology and Services, books and records, financial information, suppliers, customers, marketing and pricing information, and all other information which the Business has generally maintained in confidence or would reasonably be deemed of a confidential nature.

“Control”	means the right to control or cast a majority of the voting rights exercisable at a general or shareholder meeting (or its equivalent) of the person concerned; or the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors and/or any supervisory board of the person concerned (or its equivalent); or the possession directly or indirectly of the ability or power to direct or procure the direction of the management and policies of such person, whether through the ownership of shares, by contract or otherwise and the terms “Controlled” and “Controlling” shall be construed accordingly.

“Family Members”	means the children of the Non-Competing Person.

“Non-Compete Period”	means the period of 3 (three) years from the completion date of the Transaction, irrespective of whether the Non-Competing Person is no longer a member of the supervisory board of the Company.

“Restricted Territory”	means any of the geographic areas in which any Service has been distributed, provided, sold or offered or promoted for sale by the Company or its subsidiaries prior to or at the date of this Agreement, including without limitation, Austria, Bulgaria, Croatia, Czech Republic, Georgia, Germany, Greece, Hungary, Italy, Poland, Romania, Slovakia, Slovenia, Switzerland, Turkey, Ukraine and the Middle East, including Afghanistan, Egypt, Jordan, Israel, Lebanon, Libya and Syria, as well as Iran, Iraq, and the countries of the Arabian Peninsula.

“Services”	means the selling of dark fiber and access to high-capacity circuits, as well as colocation and data warehousing.

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SECTION 2. Non-Competition by the Non-Competing Person.

a)	Whilst the Non-Competing Person is not an employee of the Company or any of its subsidiaries, he acknowledges that his status as a member of the supervisory board of the Company and shareholder of the Company has allowed him to acquire particular familiarity with the Business which, if used in a competitive position, could damage the Business and its operation by the Company and its subsidiaries and affiliates.

b)	In view of clause 2(a) above, the Non-Competing Person agrees that during the Non-Compete Period he shall not and shall procure that his Associates (together with the officers, directors or other employees of any such Associates) shall not (save with the prior written consent of the Company):

(i)	directly or indirectly engage in any Competitive Business, whether such engagement shall be as an officer, director, owner, shareholder, employee, partner, or other participant in any Competitive Business;

(ii)	directly or indirectly advise or otherwise assist any other person or corporation, association, partnership, or other entity in engaging in any Competitive Business;

(iii)	directly or indirectly receive revenues from any Competitive Business;

(iv)	solicit or induce any person other than a Family Member employed by, or in a full-time service contract relationship with, the Business to terminate his or her employment/contract with the Business;

(v)	procure or facilitate the making of an offer of the sort described in (iv) above by any person, firm or company or entice or endeavour to entice any such employees to terminate their employment with the Company except for those employees who have first answered a public advertisement in relation to such employment or those who are first approached when they are no longer employed by the Company or its subsidiaries;

(iv)	induce any person who is a customer or supplier of the Business to terminate its relationship with the Business in order to support a Competitive Business; or

(v)	take any action in order to support a Competitive Business with respect to any persons who are customers or suppliers of the Business which can reasonably be expected to adversely affect the relationship of the Business with them.

c)	Nothing herein shall prohibit the Non-Competing Person from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Non-Competing Person has no active participation (other than as a shareholder exercising such rights) in the business of such corporation.

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d)	Nothing herein shall prohibit any Family Member from entering into an employment contract and/or being employed with a third party, including a Competitive Business, and to fulfil all tasks under its respective employment contract with such third party, irrespective of whether such tasks are subject to any restrictions pursuant to Section 2(b) of this Agreement, unless such Family Member acts as a trustee or otherwise for the benefit or upon any instruction of the Non-Competing Person.

SECTION 3. Remedies. The Non-Competing Person acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the breach of which may not be adequately compensated for in damages and that the breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Non-Competing Person of the provisions of Section 2 hereof, the Company shall be entitled, in its sole discretion, to apply any one or both of the following options:

(a)	the Company may require the Non-Competing Person to pay to the Company as a penalty the amount of EUR 1,000,000 (one million Euros); and

(b)	the Company may apply for injunction relief, restraining the Non-Competing Person from such breach.

Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

SECTION 4 Reimbursement of Costs. The Non-Competing Person shall reimburse the Company for all costs and expenses (including, without limitation, reasonable attorney and expert witness fees and expenses) reasonably incurred in connection with any successful enforcement of this Agreement.

SECTION 5. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notices, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by first class mail, faxed to the intended recipient at the fax number (if any) set out below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set out below:

If to the Company, to:

Memorex Telex Communications AG

Ortsstraße 24

A-2331 Vösendorf

Attention: Management Board

Fax No.:

If to the Non-Competing Person, to:

Mr. Helmut Mayerhofer

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed

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to have been delivered and received (a) when delivered, if personally delivered, sent by fax or sent by overnight courier and delivered on a business day or, if not delivered on a business day, the next succeeding business day, and (b) on the third business day following the date posted, if sent by mail.

SECTION 6. General Provisions.

a)	Severability. Whilst the undertakings in Section 2 are considered by the Parties to be reasonable in all the circumstances, it is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

b)	Successors and Assigns. This Agreement shall bind and ensure to the benefit of and be enforceable by the Non-Competing Person, the Company and subsidiaries of the Company and their respective successors, assigns, heirs, representatives and estates. No Party shall be entitled to assign any of its rights hereunder, unless agreed to in writing by the other Party, provided, however, that in order to secure amounts owned to the lenders of Invitel or its affiliates, the Company may upon notice to the Non-Competing Person assign, transfer or create any security interest in any claims of the Company under this Agreement in favour of such lenders.

c)	Governing Law. This Agreement shall be governed by, and interpreted in accordance with Austrian Law, without reference to its conflict of laws rules.

d)	Disputes. All disputes arising in connection with this Agreement and all shall be finally settled in Geneva, Switzerland under the rules of conciliation and arbitration of the International Chamber of Commerce (ICC) in the English language by three (3) arbitrators appointed in accordance with said rules. All reasonable attorney’s fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five (5) days after receipt of written demand from the prevailing party following the rendition of the written decision of the arbitration tribunal, or as otherwise ordered by the arbitration tribunal. On the application of such prevailing party before or after the initial decision of the arbitration tribunal, and proof of its attorneys’ fees and costs, the arbitration tribunal shall order the other party to the arbitration to make the payments provided for in the preceding sentence.

Any decision rendered by any arbitration tribunal pursuant to this clause shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The Parties specifically agree that any arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

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Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in this clause, and the Parties stipulate that the provisions hereof shall be a complete defence to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this clause shall survive the termination or expiration of this Agreement.

Notwithstanding the terms of this clause or any contrary provisions in the ICC rules, at any time before and after a demand for arbitration is presented, the Parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The Parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this clause or infringe upon the powers of any arbitral panel.

e)	Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Non-Competing Person, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

f)	Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first written above.

Signed by
HELMUT MAYERHOFER	)
)

Signed by
MEMOREX TELEX COMMUNICATIONS AG	)
by Mr. Bruno Walter (management board member)

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Exhibit F*

Data Room Index

*	The Registrant has omitted the contents of this exhibit from the SEC filing. The Registrant will furnish supplementally a copy of any omitted exhibit to the Commission upon request.